Exhibit 2.3
                                                   EXECUTION COPY










                      AMENDED AND RESTATED
                   RECAPITALIZATION AGREEMENT

                          by and among

                    MICRON ELECTRONICS, INC.,

           MICRON CUSTOM MANUFACTURING SERVICES, INC.,

                      MEI CALIFORNIA, INC.,

                               and

              CORNERSTONE EQUITY INVESTORS IV, L.P.

                           dated as of

                        February 1, 1998

                   RECAPITALIZATION AGREEMENT

                              INDEX

                                                                         Page

ARTICLE I    Certain Definitions                                           2

ARTICLE II   Representations and Warranties of MEI, Sub and the Company    5
     Section 2.1.    Authorization; No Conflicts; etc                      5
     Section 2.2.    Incorporation; Capitalization; Structure              6
     Section 2.3.    Financial Statements                                  7
     Section 2.4.    Undisclosed Liabilities                               8
     Section 2.5.    Properties                                            8
     Section 2.6.    Environmental Matters                                 9
     Section 2.7.    Absence of Certain Changes                            9
     Section 2.8.    Litigation; Orders                                   11
     Section 2.9.    Intellectual Property                                12
     Section 2.10.   Licenses, Approvals, Other Authorizations, Consents,
                     Reports, etc.                                        13
     Section 2.11.   Labor Matters                                        13
     Section 2.12.   Compliance with Laws                                 13
     Section 2.13.   Employee Benefit Plans                               14
     Section 2.14.   Tax Returns                                          15
     Section 2.15.   Brokers, Finders, Lawyers, Accountants, etc.         16
     Section 2.16.   Customers and Suppliers                              17
     Section 2.17.   Real Property                                        17
     Section 2.18.   Material Agreements                                  18
     Section 2.19.   Transactions with Affiliates                         19
     Section 2.20.   Insurance                                            20
     Section 2.21.   Computer Systems                                     20
     Section 2.22.   Products and Services Liability                      20
     Section 2.23.   Predecessor Businesses; Former Facilities            21
     Section 2.24.   Disclosure                                           21
     Section 2.25.   No Representations Regarding Projections             21
     Section 2.26.   Construction of Certain Provisions                   21

ARTICLE III  Representations and Warranties of Investor                   22
     Section 3.1.    Incorporation; Authorization; No Conflicts; etc      22
     Section 3.2.    Licenses, Approvals, Other Authorizations, Consents,
                     Reports, etc.                                        23
     Section 3.3.    Brokers, Finders, etc                                23
     Section 3.4.    Financing                                            23
     Section 3.5.    Investment                                           23

ARTICLE IV   Covenants                                                    24
     Section 4.1.    Investigation of Business; Access to Properties and
                     Records;
                     Records Retention.                                   24
     Section 4.2.    Efforts; Obtaining Consents                          26
     Section 4.3.    Further Assurances                                   26
     Section 4.4.    Conduct of Business                                  26
     Section 4.5.    Preservation of Business                             27
     Section 4.6.    Public Announcements                                 28
     Section 4.7.    Intercompany Accounts                                28
     Section 4.8.    Notice of Breach                                     28
     Section 4.9.    Acquisition Proposals                                28
     Section 4.10.   Noncompetition; Nonsolicitation                      29
     Section 4.11.   Confidentiality                                      30
     Section 4.12.   Nonsolicitation by the Company                       31
     Section 4.13.   Alternative Financing                                31
     Section 4.14.   License Agreements                                   31
     Section 4.15.   Use of Micron Name                                   31
     Section 4.16.   Schedule Supplements                                 32
     Section 4.17.   Capital Expenditures                                 32
     Section 4.18.   Leased Property                                      32

ARTICLE V    Employee Benefits                                            33
     Section 5.1.    Provision of Benefits.                               33
     Section 5.2.    Savings Plan.                                        33
     Section 5.3.    Welfare Benefits.                                    34
     Section 5.4.    Intercompany Charges.                                34

ARTICLE VI   Conditions of Investor's Obligation to Close                 35
     Section 6.1.    Representations, Warranties and Covenants of MEI,
                     Sub and the Company                                  35
     Section 6.2.    Filings; Consents; Waiting Periods                   35
     Section 6.3.    No Injunction                                        35
     Section 6.4.    Transitional Services Agreement                      35
     Section 6.5.    Stockholders Agreement and Registration Rights
                     Agreement                                            35
     Section 6.6.    Financing                                            36
     Section 6.7.    Indebtedness                                         36
     Section 6.8.    Material Adverse Effect                              36
     Section 6.9.    Opinion of Counsel                                   36
     Section 6.10.   Resignation of Directors                             36
     Section 6.11.   Other Closing Documents                              36
     Section 6.12.   Articles of Incorporation                            37
     Section 6.13.   Bylaws                                               37
     Section 6.14.   Booster Pump and Power Substation                    37
     Section 6.15.   Patent Agreement                                     37
     Section 6.16.   Know-How Agreement                                   37
     Section 6.17.   MTI License Agreement                                37

ARTICLE VII  Conditions to MEI's, Sub's and the Company's Obligation to
             Close                                                        38
     Section 7.1.    Representations, Warranties and Covenants of
                     Investor                                             38
     Section 7.2.    Filings; Consents; Waiting Periods                   38
     Section 7.3.    No Injunction                                        38
     Section 7.4.    Transitional Services Agreements                     38
     Section 7.5.    Stockholders Agreement and Registration Rights
                     Agreement                                            38
     Section 7.6.    Patent Agreement                                     38
     Section 7.7.    Know-How Agreement                                   38
     Section 7.8.    MTI Agreement                                        39

ARTICLE VIII The Recapitalization; Closing                                39
     Section 8.1.    Authorization                                        39
     Section 8.2.    Stock Purchase                                       39
     Section 8.3.    Stock Redemption                                     39
     Section 8.4.    Closing                                              39

ARTICLE IX   Tax Matters                                                  40
     Section 9.1.    Tax Indemnification by MEI and Sub                   40
     Section 9.2.    Tax Indemnification by the Company                   40
     Section 9.3.    Filing Responsibility                                41
     Section 9.4.    Refunds                                              41
     Section 9.5.    Cooperation and Exchange of Information              42
     Section 9.6.    Allocation of Certain Taxes                          43
     Section 9.7.    Certain Taxes                                        44

ARTICLE X    Termination                                                  44
     Section 10.1.   Termination                                          44
     Section 10.2.   Procedure and Effect of Termination                  44

ARTICLE XI   Miscellaneous                                                45
     Section 11.1.   Entire Agreement; Beneficiaries                      45
     Section 11.2.   Survival of Representations and Warranties and
                     Covenants of Investor                                45
     Section 11.3.   Counterparts                                         45
     Section 11.4.   Governing Law                                        45
     Section 11.5.   Expenses                                             45
     Section 11.6.   Notices                                              46
     Section 11.7.   Successors and Assigns                               48
     Section 11.8.   Headings; Definitions                                49
     Section 11.9.   Consent to Jurisdiction                              49
     Section 11.10.  Waivers and Amendments                               49
     Section 11.11.  Severability                                         49
     Section 11.12.  Interpretation; Schedules and Exhibits               49

ARTICLE XII  INDEMNIFICATION                                              49
     Section 12.1.   General Indemnification Obligations                  50
     Section 12.2.   General Indemnification Procedures                   50
     Section 12.3.   Indemnification Basket                               51
     Section 12.4.   Indemnification Cap                                  51
     Section 12.5.   Indemnity Exclusive Remedy                           51

EXHIBITS

Exhibit A  Term Sheet for Transitional Services Agreement
Exhibit B  Company Financial Statements
Exhibit C  Term Sheet for the Stockholders Agreement and the Registration
           Rights Agreement
Exhibit D  Form of Patent and Invention Disclosure Assignment and License
           Agreement
Exhibit E  Form of Know-How License Agreement
Exhibit F  Form of MTI Agreement


LISTS OF SCHEDULES

2.1(c)         No Conflicts
2.2(a)         Incorporation; Capitalization; Structure
2.2(c)         List of Transferred Subsidiaries
2.4            Undisclosed Liabilities
2.5            Permitted Encumbrances
2.6            Environmental Matters
2.7            Absence of Certain Changes
2.8            Litigation; Orders
2.9            Intellectual Property
2.10(a)        Licenses, Approvals, Other Authorizations,
               Consents, Reports, etc.
2.10(c)        Lists all consents, approvals, registrations,
               filings, applications, etc.
2.11           Labor Matters
2.12           Compliance with laws
2.13(a)        Employee Benefits Plans
2.13(c)        Compliance with ERISA
2.14           Tax Matters
2.16           Customers and Suppliers
2.17           Real Property
2.18           Material Agreements
2.19           Transactions with Affiliates
2.20           Insurance
2.21           Computer Systems
2.22           Products and Services Liability
2.23           Predecessor Businesses; Former Facilities
3.2            Licenses, Approvals, Other Authorizations,
               Consents, Reports, etc.
4.4            Conduct of Business
4.12           Nonsolicitation by the Company
4.14           License Agreements
6.2            Filings; Consents; Waiting Periods

The registrant agrees to furnish supplementally a copy of any omitted exhibits and schedules to the Commission upon request.

        AMENDED AND RESTATED RECAPITALIZATION AGREEMENT


          THIS AMENDED AND RESTATED RECAPITALIZATION AGREEMENT (this "Agreement"), dated as of February 1, 1998, is by and among Micron Electronics, Inc., a Minnesota corporation ("MEI"), MEI California, Inc., a California corporation and a wholly owned subsidiary of MEI ("Sub"), Micron Custom Manufacturing Services, Inc., an Idaho corporation and a wholly-owned subsidiary of Sub (the "Company") and Cornerstone Equity Investors IV L.P., a Delaware limited partnership ("Investor").

          WHEREAS, certain parties hereto have entered into that certain Recapitalization Agreement, dated as of December 21, 1997
(the "Original Agreement");

          WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety as set forth below;

          WHEREAS, Sub owns 1,000 shares (the "Shares") of the
Company's common stock, par value $.01 per share (the "Company
Common Stock"), which Shares comprise all of the issued and outstanding shares of the Company's capital stock;

          WHEREAS, Investor will contribute $61.2 million (the "Purchase Price") to the Company in exchange for 900 shares (such number to be appropriately adjusted for any stock split or stock dividend of the Company Common Stock after the date hereof and prior to the Closing Date) of the Company Common Stock and such other securities of the Company (collectively, the "Purchase Shares") as Investor shall request (such purchase, the "Stock Purchase");

          WHEREAS, Investor has proposed, and the Company, MEI and Sub have agreed, that the Company arrange through BT Alex. Brown Incorporated for the issuance by the Company of notes, debt securities and/or preferred stock in exchange for approximately $200 million and the entering into by the Company of a $40 million revolving credit facility with Bankers Trust Company (the "Credit Facility") to provide for the working capital needs of the Company (such issuance, and revolving credit facility collectively, the "BTAB Financing");

          WHEREAS, the parties hereto desire that, immediately after the Stock Purchase and the BTAB Financing, the Company shall redeem from Sub 900 shares (such number to be appropriately adjusted for any stock split or stock dividend of the Company Common Stock after the date hereof and prior to the Closing Date) (the "Redemption Shares") of Company Common Stock in exchange for the Redemption Price (as herein defined) (such redemption, the "Stock Redemption") and Sub shall retain 100 shares (such number to be appropriately adjusted for any stock split or stock dividend of the Company Common Stock after the date hereof and prior to the Closing Date) (the "Sub Retained Shares") of Company Common Stock such that immediately after Closing Sub shall own 10% of the outstanding Company Common Stock and Company Common Stock equivalents;

          WHEREAS, the Stock Purchase, the BTAB Financing and the
Stock Redemption are referred to herein as the "Recapitalization"; and

          WHEREAS, it is intended that the Recapitalization be recorded as a recapitalization for financial reporting purposes.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:


                            ARTICLE I

                       Certain Definitions

          As used in this Agreement the following terms shall have the following respective meanings:

          "Action" shall mean any action, suit, arbitration, inquiry, proceeding, order, claim or investigation by or before any Governmental Authority.

          "Affiliate" shall mean any person, and any corporation, partnership or other entity, that directly or indirectly through one or more intermediaries, controls or is controlled by or under common control with the party specified.

          "Business" shall mean the business of design, assembly and testing of custom complex printed circuit boards, memory intensive products and system level assemblies for third party electronics original equipment manufacturers primarily in the networking, telecommunications and computer systems industries conducted by the Company and the Transferred Subsidiaries as of December 21, 1997; provided, that in no event shall Business mean any of the services, properties or assets to be provided or licensed to the Company or any Transferred Subsidiary pursuant to any Transitional Services Agreement. For purposes of this definition, in all circumstances, MTI shall be deemed to be a "third party".

          "Business Condition" shall mean the results of operations or financial condition of the Company and the Transferred Subsidiaries, taken as a whole.

          "Closing" shall mean the consummation of the Recapitalization and other transactions contemplated hereby.

          "Closing Date" shall mean five business days after the date on which the conditions set forth in Articles VI and VII shall be satisfied or duly waived, or if MEI and Investor mutually agree on a different date, the date upon which they have mutually agreed.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

          "Company Employee" shall mean an individual who is, as of the Closing Date, employed by the Company or any Transferred Subsidiary, whether such individual is then actively at work, on approved leave of absence or on short-term disability leave, or who is entitled to be rehired by the Company or any Transferred Subsidiary pursuant to any applicable law or regulation or pursuant to the terms of any contract or collective bargaining or similar agreement.

          "Continuing Affiliate" shall mean MEI, Sub and any other direct or indirect Subsidiary of MEI other than the Company and the Transferred Subsidiaries.

          "Controlled Group Liability" shall mean any and all Damages under (a) Title IV of ERISA, (b) section 302 of ERISA,
(c) sections 412 and 4971 of the Code, or (d) the continuation coverage requirements of section 601, et seq., of ERISA and section 4980B of the Code, other than such Damages that arise solely out of, or relate solely to, the Company Plans.

          "Damages" shall mean any and all losses, liabilities, claims, damages (including punitive, consequential or treble damages), obligations, liens, assessments, judgments, awards and fines (including, without limitation, those arising out of any pending or threatened Action, including any settlement or compromise thereof) and any related reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred in connection with any pending or threatened Action).

          "Employee Benefit Plan" means (a) an employee benefit plan as defined in Section 3(3) of ERISA and (b) any bonus, incentive, profit sharing, stock option or stock purchase, severance, fringe benefit or other compensation plan or arrangement.

          "Encumbrance" shall mean any lien, claim, charge, security interest, option, mortgage, pledge or other legal or equitable encumbrance or restriction of any kind

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended, and any successor thereto.

          "Former Company Employee" shall mean an individual who was an employee of the Company or a Transferred Subsidiary before the Closing Date, is not a Company Employee, and whose last employment with MEI and any of its Affiliates was with the Company or a Transferred Subsidiary.
          "Governmental Authority" shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency or instrumentality thereof, or any court or arbitrator, in each case, whether federal, state, local, foreign or otherwise.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

          "Income Taxes" shall mean all Taxes based upon or measured by income, gain or similar items.

          "IRS" shall mean the Internal Revenue Service.

          "MCMS Malaysia" shall mean M.C.M.S. Sdn. Bhd. (f/n/a
Courageous Expedition Sdn. Bhd.), a company organized under the laws of Malaysia, and an indirect, wholly-owned subsidiary of the Company.

          "MTI" shall mean Micron Technology, Inc., a Delaware corporation.

          "Person" shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

          "Returns" shall mean returns, reports and forms re quired to be filed with any domestic or foreign Taxing Authority.

          "Subsidiary" shall mean with respect to any Person, any corporation, partnership, joint venture, business trust or other entity, of which such Person, directly or indirectly, owns or controls at least 50% of the securities or other interests en titled to vote in the election of directors or others performing similar functions with respect to such corporation or other organization, or to otherwise control such corporation, partner ship, joint venture, business trust or other entity.

          "Tax Laws" shall mean the Code, federal, state, county, local, or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

          "Taxes" shall mean (a) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, to gether with any interest or penalties imposed with respect there to and (b) any obligations under any agreements or arrangements with respect to any Taxes described in clause (a) above.

          "Taxing Authority" shall mean any Governmental Au thority having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

          "Transferred Subsidiaries" shall mean the direct and indirect Subsidiaries of the Company.

          "Transitional Services Agreement" shall mean the Transitional Services Agreement containing the terms set forth in Exhibit A hereto.

                           ARTICLE II

   Representations and Warranties of MEI, Sub and the Company

          MEI, Sub and the Company hereby represent and warrant to Investor as follows:

          Section II.1.  Authorization; No Conflicts; etc.

          (a) MEI is a corporation duly organized, validly existing and in good standing under the laws of the State of Min nesota. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. MEI and Sub each has full corporate power to execute and deliver this Agreement and to perform its respective obligations here under, and MEI and Sub each has full corporate power to consum mate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by MEI and Sub to au thorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly exe cuted and delivered by MEI and Sub and, assuming the due execu tion and delivery hereof by the other parties hereto, this Agree ment constitutes the legal, valid and binding obligation of MEI and Sub, enforceable against MEI and Sub, as applicable, in ac cordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

          (b) The Company has full corporate power to execute and deliver this Agreement and to perform its obligations here under, and the Company has full corporate power to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery hereof by the other parties hereto, this Agreement con stitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, sub ject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

          (c) The execution, delivery and performance of this Agreement by MEI, Sub and the Company and the consummation by MEI, Sub and the Company of the transactions contemplated hereby will not (1) violate any provision of the charter or by-laws of MEI, Sub, the Company or any Transferred Subsidiary, (2) except as disclosed in Schedule 2.1(c), violate any provision of, or con stitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or acceleration of (or entitle any party to accelerate whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of any Encumbrance on any of the Shares or any of the Company's or any Transferred Subsidiary's assets or properties pursuant to, any note, bond, debt instrument, mortgage, indenture, lien, lease, agreement or other instrument, or any judgment, injunction, order or decree to which any of MEI, Sub, the Company or any Transferred Subsidiary is a party or by which any of them is bound or (3) except as disclosed in Schedule 2.1(c), violate or conflict with any federal, state, local or foreign law, statute, ordinance, rule or regulation (collectively, "Laws") applicable to MEI, Sub, the Company or any Transferred Subsidiary or by which any of their properties or assets is bound.

          Section II.2.  Incorporation; Capitalization; Struc
ture.

          (a) Except as set forth in Schedule 2.2(a) hereto, the Company and each Transferred Subsidiary (1) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (2) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being con ducted and (3) is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified.

          (b) As of the date hereof, the authorized capital stock of the Company consists of 10,000 shares of the Company Common Stock, 1,000 shares of which are issued and outstanding. All of the outstanding Company Common Stock is duly authorized, validly issued, fully paid and non-assessable. No shares of capital stock of the Company are held in the Company's treasury. As of the date hereof, the Shares constitute all of the issued and outstanding shares of Company Common Stock. As of immediately after the Closing, (i) the Purchase Shares which are Company Common Stock and the Sub Retained Shares shall constitute all of the issued and outstanding shares of the Company Common Stock and (ii) the Purchase Shares, the Sub Retained Shares and any shares of the Company's preferred stock (the "Preferred Shares") issued pursuant to the BTAB Financing shall constitute all of the issued and outstanding shares of the Company's capital stock. Sub is the record and beneficial owner of, and has valid title to, the Shares, free and clear of any Encumbrance. Upon de livery to the Company at the Closing of certificates representing the Redemption Shares, duly endorsed by Sub for transfer to the Company, and upon Sub's receipt of payment therefor, valid title to the Redemption Shares will pass to the Company, free and clear of any Encumbrance. Immediately after the Closing, the Purchase Shares and the Preferred Shares, if any, will be duly authorized, validly issued and non-assessable and free and clear of any Encumbrances (except to the extent contemplated hereby) and will have been issued free and clear of any preemptive or other similar rights.

          (c) Schedule 2.2(c) lists each of the Transferred Subsidiaries and its jurisdiction of incorporation; the authorized, issued and outstanding capital stock of each Transferred Subsidiary; and the record and beneficial owners of all such capital stock. Other than the Transferred Subsidiaries, the Company does not, directly or indirectly, own any capital stock of, or equity ownership interest in, any corporation, partnership, joint venture, unincorporated association, limited liability company or other business entity. Except as disclosed on Schedule 2.2(c), all of the outstanding shares of capital stock or other equity interests of each of the Transferred Sub sidiaries have been validly issued and are fully paid and non-assessable and, except for directors' qualifying shares and other nominal share interests issued to third parties to comply with re quirements of law, are owned by the Company and/or one or more of the Transferred Subsidiaries free and clear of any Encumbrance.

          (d) Except as specifically provided in this Agreement, there are no authorized or outstanding options, warrants, convertible securities, preemptive rights, calls, commitments or other rights or obligations of any kind to acquire, or to issue, deliver or sell any shares of capital stock of any class of, or other equity interests in, or securities convertible into or exchangeable for any capital stock of or other ownership interests in the Company or any Transferred Subsidiary, and there are no agreements, instruments or understandings to grant or enter into any such option, warrant, convertible security, preemptive right, call, commitment, right or obligation. There are no shareholders agreements or similar agreements, and there are no rights of first offer, rights of first refusal, stock appreciation rights, phantom stock rights, profit participation rights or similar rights, in each case, relating to the capital stock of or other ownership interests in the Company or any Transferred Subsidiary.

          Section II.3.  Financial Statements.

          (a) Attached hereto as Exhibit B is a true and complete copy of the following financial statements (the following financial statements, together with the notes to such financial statements, collectively, the "Company Financial State ments"):

               (1) the audited consolidated financial statements of the Company for the fiscal years ended August 31, 1995, August
29, 1996 and August 28, 1997;

               (2)  the audited financial statements of MCMS
Malaysia for the fiscal year ended August 28, 1997; and

               (3) the unaudited consolidated balance sheet of the Company as of November 27, 1997, together with the related consolidated statements of income, and cash flows for the three-month period ended on such date (the "Interim Financial Statements").
          (b) The Company Financial Statements: (i) are true, correct and complete in all material respects, (ii) are in accordance with the books and records of the Company and the Transferred Subsidiaries (which books and records are accurate and complete in all material respects), (iii) fairly present the consolidated financial condition, assets and liabilities of the Company as of their respective dates and the results of operation and changes in cash flows of the Company, on a consolidated basis, for the periods covered thereby, and (iv) have been prepared in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied, subject, in the case of the Interim Financial Statements, to normal year-end adjustments.

          Section II.4. Undisclosed Liabilities. Except as disclosed in Schedule 2.4 hereto, and except as reflected, reserved against or otherwise disclosed in the Company Financial Statements (including the notes thereto), the Company does not have any liabilities or obligations of any kind whatsoever (whether accrued or contingent) except (1) liabilities and obliga tions which were incurred after August 28, 1997 in the ordinary course of business consistent with past practice, (2) obligations under this Agreement or (3) obligations under contracts which do not create liabilities for purposes of GAAP. Schedule 2.4 hereto sets forth all liabilities and obligations of the Company and the Transferred Subsidiaries as of the date hereof for borrowed money other than (i) receivables, payables and loans relating to ongoing business between the Continuing Affiliates and MTI on the one hand, and the Company and the Transferred Subsidiaries on the other hand and (ii) trade payables and trade receivables incurred in the ordinary course of business ("Borrowed Money"). As of the Closing, neither the Company nor any Transferred Subsidiary will have any liability or obligation for Borrowed Money except for liabilities or obligations for Borrowed Money arranged by the Company in order to finance or otherwise in connection with the transactions contemplated by this Agreement.

          Section II.5. Properties. The Company and/or one or more of the Transferred Subsidiaries has good title to, or holds by valid and existing lease or license, free and clear of all Encumbrances other than Permitted Encumbrances, each piece of tangible personal property currently used by them in, and reasonably necessary to enable them to carry on, the Business as presently conducted. "Permitted Encumbrances" shall mean those Encumbrances which (1) are set forth in Schedule 2.5 or in the case of real property Schedule 2.17, (2) are reflected or reserved against in the Company Financial Statements, (3) arise by statute out of mechanics', carriers', workmen's, repairmen's or other like statutory liens arising or incurred in the ordinary course of business for sums not yet due or which are otherwise reflected in the Company Financial Statements, (4) consist of liens for Taxes and other charges of Governmental Authorities which are not due and payable or which may be paid without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (5) in the case of real property, consist of zoning, land use and other similar legal restrictions existing generally with respect to properties of a similar character and which are not violated in any respect by the current use and operation of any such real property, or (6) in the case of real property, consist of easements, covenants, li censes, rights of way, conditions, restrictions, defects and other Encumbrances which are of record, would be shown by a survey or are typical of similar properties and which do not impair the current occupancy or use of such real property in the Business. Such personal property, taken as a whole, are free from any material defects, have been maintained in accordance with normal industry practice and any regulatory standard or procedure to which such properties are subject, and are in an operating condition and repair (subject to normal wear and tear) adequate and suitable for the purposes for which such properties are presently used.

          Section II.6. Environmental Matters. Except as set forth on Schedule 2.6: (i) no real property currently or formerly owned or operated by the Company or any Transferred Subsidiary is contaminated with any Hazardous Substances to an extent or in a manner or condition which would give rise to any liability of the Company or any Transferred Subsidiary (contingent or otherwise) or investigatory, corrective or remedial obligation of the Company or any Transferred Subsidiary under Environmental Law,
(ii) no judicial or administrative proceeding is pending or, to the knowledge of MEI, Sub or the Company, threatened relating to liability of the Company or any Transferred Subsidiary for any on-site or off-site disposal or contamination or any noncompliance with Environmental Laws by or with respect to the Company, any Transferred Subsidiary, or any property or facility associated therewith, (iii) neither MEI, Sub, the Company, nor any Transferred Subsidiary has received written notice of any claims or written notices alleging any violation by the Company or any Transferred Subsidiary of, or any liability of the Company or any Transferred Subsidiary (contingent or otherwise) under, any Environmental Law, and neither MEI, Sub nor the Company is aware of any facts, events, or circumstances that exist or have occurred (including any disposal or arrangement for disposal on or prior to the Closing Date) that would give rise to any such claim or notice or give rise to any such violation or liability, and (iv) the Company and each Transferred Subsidiary have complied and are in compliance with all Environmental Laws. "En vironmental Law" means any applicable federal, state or local law, regulation, order, decree or judicial opinion or other agency requirement having the force and effect of law, and any common law, relating to noise, odor, Hazardous Substances or the protection of public health or safety, workplace health or safety or pollution or protection of the environment. "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of, or as to which liability or standards of conduct are imposed pursuant to, any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

          Section II.7.  Absence of Certain Changes.

          (a) Except as disclosed in Schedule 2.7, since February 1, 1998, there has been no material adverse change in the Business Condition except for any change resulting from (1) any change or any development in worldwide, foreign or national economic, financial or market conditions, (2) war, insurrection or other political change or instability or (3) the announcement of the transactions contemplated hereby;

          (b) Except as disclosed in Schedule 2.7, since August 28, 1997, there has been no physical damage, destruction or loss to any assets or properties of the Company or any of the Transferred Subsidiaries, after taking into account any insurance recoveries in respect thereof, which in the aggregate exceeds $100,000; and

          (c)  Except as disclosed in Schedule 2.7, since August
28, 1997, neither the Company nor any of the Transferred
Subsidiaries has:

               (1)  sold, leased, assigned or otherwise
transferred any of its tangible assets, except in the ordinary course of business consistent with past practice.

               (2) incurred any liabilities or obligations other than current liabilities incurred, or obligations (including contingent obligations) under contracts entered into, in the ordinary course of business consistent with past practice;

               (3) canceled, waived, or released in writing any material debt owed to the Company or any Transferred Subsidiary or, claim or right of the Company or any Transferred Subsidiary;

               (4)  delayed or postponed the payment of the
accounts payable or any other liabilities of the Business other than in the ordinary course of business consistent with past practice;

               (5) issued any capital stock or other equity securities or any securities convertible, exchangeable, or exercisable into any capital stock or other equity securities, other than to the Company by Transferred Subsidiaries in connection with the formation of Transferred Subsidiaries and other than as contemplated hereby;

               (6) declared, set aside, or paid any dividend or distribution with respect to its capital stock or, except for the Stock Purchase and the Stock Redemption, redeemed, purchased or otherwise acquired any of its capital stock;

               (7)  sold, leased, assigned, licensed, or
otherwise transferred any of its Intellectual Property or other intangible assets, except for any license granted by the Company to any Transferred Subsidiary or by any Transferred Subsidiary to the Company;

               (8)  permitted any of its material assets,
tangible or intangible, to become subject to any material
Encumbrance (other than Permitted Encumbrances);

               (9) made any capital expenditures or commitments, or series thereof, involving in excess of $17,200,000 in the aggregate for the Company and the Transferred Subsidiaries during the fiscal quarter ended November 27, 1997;

               (10) invested or committed to invest in any business entity not organized under the laws of a jurisdiction within the United States of America other than investments in Transferred Subsidiaries;

               (11) written off as uncollectible any accounts receivable other than in ordinary course of business consistent with past practice and other than reserve adjustments relating to accounts receivable on a basis consistent with past practice;

               (12) terminated or amended other than in the ordinary course of business consistent with past practice, suffered the termination or amendment of, failed to perform in any material respect all of its obligations under or suffered or permitted any material default to exist under, any material agreement, contract, license, or permit;

               (13) made any loans or advances to, guarantees for the benefit of, or any investments (including any intercompany advance but excluding loans or advances to, guaranties for the benefit of or investments in Transferred Subsidiaries) in any Person, other than advances to employees in the ordinary course of business consistent with past practice that do not exceed $10,000 individually or $50,000 in the aggregate;

               (14) paid any amount to or entered into any agreement, arrangement or transaction with any employee or officer or any Affiliate or director (in each case, other than in the ordinary course of business consistent with past practice);

               (15) granted any increase in the compensation of any officer or employee or made any other change in the employment terms of any officer or employee other than in the ordinary course of business consistent with past practice;

               (16) made any material change in any method of accounting or accounting practice; or

               (17) agreed, in writing or otherwise, to any of the foregoing.

          Section II.8. Litigation; Orders. Except as disclosed in Schedule 2.8, there are no Actions pending or, to MEI's, Sub's or the Company's knowledge, threatened against the Company or any Transferred Subsidiary by or before any Governmental Authority. Except as disclosed in Schedule 2.8, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards rendered by any Governmental Authority (collectively, "Orders")
(a) against the Company or any Transferred Subsidiary or any of their respective properties or the Business or (b) which affects the ability of MEI or Sub to perform their respective obligations hereunder.

          Section II.9.  Intellectual Property.

          (a) Except as set forth on Schedule 2.9, the Company or a Transferred Subsidiary owns, or has a valid and enforceable license to use, or as of the Closing will own or have a valid and enforceable license to use, free and clear of all Encumbrances, all of the patents, trademarks, trade names, service marks, copyrights, registrations for or applications to register any of the foregoing, trade secrets, confidential information, know-how, computer software and all other intellectual property rights ("Intellectual Property") currently used by them which are material and necessary to enable them to carry on their business as it is presently being conducted ("Company Intellectual Property"); provided, however, that the foregoing sentence shall not be deemed to be a representation as to non infringement of third party Intellectual Property or an assignment or other transfer of Intellectual Property. Except as set forth on
Schedule 2.9, to the knowledge of MEI, Sub or the Company, the operation of the business of the Company and the Transferred Subsidiaries does not infringe the Intellectual Property of any third party.

          (b) Schedule 2.9 contains a complete list of all domestic and foreign patents, patent applications, invention disclosures, trade names, registered and material unregistered trademarks and service marks ("Trademarks"), Trademark registrations and applications, copyright registrations and applications, and licenses or similar agreements or arrangements with respect to Intellectual Property, in each case which are owned (in whole or in part) by (or as of the Closing will be owned by), filed by or on behalf of, or to which the Company or any of the Transferred Subsidiaries is a party.

          (c) Except as disclosed in Schedule 2.9, no claims have been asserted in writing by any Person (1) challenging the ownership, validity, enforceability or effectiveness of any Intel lectual Property owned, used, filed by or licensed to the Company or a Transferred Subsidiary, (2) to the effect that the Company or the sale of any product or the provision of any service as now sold or provided by the Company or a Transferred Subsidiary in fringes on or misappropriates any Intellectual Property of a third party or (3) against the use by the Company or a Transferred Subsidiary of any Intellectual Property necessary to enable the Company and the Transferred Subsidiaries to carry on their business as it is presently being conducted. The Company and the Transferred Subsidiaries have taken all necessary and reasonable action to maintain and protect all of the Company Intellectual Property, and until the Closing Date, will continue to maintain and protect the Company Intellectual Property, in each case, so as not to adversely affect the validity or enforceability thereof. MEI has taken all necessary and reasonable action to maintain and protect those patents and patent applications listed on Schedule 2.9 and indicated as those to be assigned to the Company prior to the Closing. Except as set forth on Schedule 2.9, to MEI's, Sub's and the Company's knowledge, no third party has infringed or misappropriated any of the material Company Intellectual Property.

          Section II.10.  Licenses, Approvals, Other Authoriza
tions, Consents, Reports, etc.

          (a) Except as set forth on Schedule 2.10(a), the Company and the Transferred Subsidiaries (other than MCMS Belgium, S.A.) have all governmental licenses, permits, fran chises, approvals and other authorizations of any Governmental Au thority (the "Licenses") necessary to own, lease and operate its properties and enable them to carry on the Business as presently conducted. All such Licenses are in full force and effect. No proceeding is pending or, to MEI's, Sub's or the Company's know ledge, threatened seeking the revocation or limitation of any such License.

          (b) As of the Closing, MCMS Belgium, S.A. will have all Licenses necessary to own, lease and operate its present properties and enable it to carry on the Business as presently conducted. As of the Closing, all such Licenses will be in full force and effect. No proceeding is pending or, to MEI's, Sub's or the Company's knowledge, threatened seeking the revocation or limitation of any such License.

          (c) Schedule 2.10(c) lists all consents, approvals, registrations, filings, applications, notices, orders, authori zations, qualifications and waivers required to be made, filed, given or obtained by any of MEI, Sub, the Company or any of the Transferred Subsidiaries with, to or from any Persons or Govern mental Authorities in connection with the consummation of the Recapitalization and the other transactions contemplated by this Agreement, except for those that become applicable solely as a re sult of the specific regulatory status of Investor or its Af filiates.

          Section II.11.  Labor Matters.  Except as set forth on
Schedule 2.11, neither the Company nor any of the Transferred Subsidiaries is a party to any labor union agreement or involved in or, to MEI's, Sub's or the Company's knowledge, threatened with any labor action, arbitration, lawsuit or administrative pro ceeding relating to labor matters involving the employees of the Company or the Transferred Subsidiaries (excluding routine work ers' compensation claims).

          Section II.12.  Compliance with Laws.  Except as set
forth on Schedule 2.12, the conduct of the Business substantially complies with all applicable Laws and all Orders applicable thereto.
          Section II.13.  Employee Benefit Plans.

          (a) Schedule 2.13(a) lists all material employee benefit plans and programs providing benefits to any Company Employee or Former Company Employee or beneficiary or dependent thereof, sponsored or maintained by MEI or any of its Affiliates, or to which MEI or any of its Affiliates currently contributes or is obligated to contribute ("Plans"). Without limiting the gen erality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Sec tion 3(2) of ERISA. Schedule 2.13(a) also specifically identifies those Plans that are sponsored, maintained or contributed to exclusively by the Company and the Transferred Subsidiaries ("Company Plans").

          (b) MEI has delivered or made available to Investor a true, correct and complete copy of all plan documents and the current summary plan descriptions (if any) for each Plan. In addition, with respect to each Company Plan, MEI has delivered or made available to Investor a true, correct and complete copy of:
(i) the three most recent filed Annual Reports (Form 5500 Series) and accompanying schedules, if any, or any similar filing made with any foreign authority; (ii) the most recent annual financial report, if any; (iii) the most recent actuarial report, if any; and (iv) the most recent determination letter from the IRS, if any.

          (c) No Company Plan is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code. The IRS has issued a favorable determination letter with respect to the Micron Electronics, Inc. Retirement at Micron Plan ("MEI's 401(k) Plan") which letter has not been revoked, and except as disclosed in Schedule 2.13(c), to MEI's knowledge there are no existing circumstances nor any events that have occurred that could reasonably be expected to adversely affect the qualified status of MEI's 401(k) Plan or the related trust. Except as disclosed in Schedule 2.13(c), MEI and its Affiliates have substantially complied with all provisions of ERISA, the Code and all other laws and regulations applicable to the Plans.

          (d) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no Plan that is subject to ERISA is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. Neither MEI, Sub nor the Company maintains or has any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated Company Employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the IRC or as required under applicable state law or any applicable termination or severance agreements). There does not now exist, nor do any circumstances now exist that could reasonably be expected to result in, any Controlled Group Liability that would be a Liability of the Company or any Transferred Subsidiary following the Closing.

          (e) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, before the date hereof have been timely made or paid in full.

          Section II.14.  Tax Returns.

          (a) Except as disclosed in Schedule 2.14, all material Returns required to be filed prior to Closing for taxable periods ending on or prior to the Closing Date by, or with respect to any activities of, the Company and the Transferred Subsidiaries have been or will be filed in accordance with all applicable laws, and all Taxes shown to be due on such Returns have been or will be paid prior to Closing. All such Returns have been or will be correct in all material respects. Except as set forth on
Schedule 2.14 attached hereto, there is no action, suit, taxing authority proceeding or audit with respect to Taxes that is or could likely be material in amount now in progress, pending or threatened in writing against or with respect to the Company and the Transferred Subsidiaries. Each of the Company and the Transferred Subsidiaries has withheld and paid over to the applicable Taxing Authority all Taxes that are or would likely be material in amount and that are due and owing with respect to any amount paid to any independent contractor, employee, shareholder, creditor or other party.

          (b) Except as set forth on Schedule 2.14, none of the Company or any Transferred Subsidiary has currently in effect any waiver of any statute of limitations or granted any extension of time in which any material Tax may be assessed. Except as set forth on Schedule 2.14, none of the Company or any Transferred Subsidiary is currently the beneficiary of any extension for filing a Return.

          (c) Except as set forth on Schedule 2.14, none of the Company or any Transferred Subsidiary is a party to any agreement which could obligate the Company or any Transferred Subsidiary to pay any amount that would not be deductible under Code Section 280G.

          (d) No claim has been made in the last five years by any Taxing Authority in any jurisdiction where any of the Company or any Transferred Subsidiaries do not file Returns that such entity is or may be subject to taxation by that jurisdiction.

          (e) The Company is not, and has not been within the previous five years, a "United States real property holding company" within the meaning of Code Section 897(c).

          (f) The reserve for Taxes accrued on the balance sheet of the Company as of August 28, 1997 has been established in accordance with GAAP and the unpaid Taxes of the Company and the Transferred Subsidiaries will not, as of the Closing Date, exceed such reserve, adjusted for results of operations, changes in the rate of Tax and the passage of time in accordance with the Company's past practice.

          Section II.15.  Brokers, Finders, Lawyers, Accountants,
etc.

          (a) None of the Company, MEI, Sub or any Transferred Subsidiary has employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated hereby who has or would have a valid claim for a fee or commis sion in connection with such transactions, except for Deutsche Morgan Grenfell Inc. ("DMG").

          (b) None of the Company, MEI, Sub or any Transferred Subsidiary has employed any broker, finder, consultant, other intermediary, attorney, appraiser, accountant or any other Person who has been paid by the Company or any of the Transferred Subsidiaries or who has or will have a valid claim for a fee or commission or other payment in connection with the auction of the Company (but not in connection with the negotiation, execution or delivery of the Original Agreement or this Agreement or in connection with the consummation of the transactions contemplated thereby or hereby, including, without limitation, the BTAB Financing or any other financing proposed by Investor and arranged by the Company in lieu of the BTAB Financing), except for DMG; Wachtell, Lipton, Rosen & Katz ("Wachtell"); Fenwick & West ("Fenwick"); and Coopers & Lybrand L.L.P. ("Coopers"). Such fees, commissions or other payments in connection with the auction of the Company (but not in connection with the negotiation, execution or delivery of the Original Agreement or this Agreement or in connection with the consummation of the transactions contemplated thereby or hereby, including, without limitation, the BTAB Financing or any other financing proposed by Investor and arranged by the Company in lieu of the BTAB Financing) which have been made or are payable to Coopers shall hereinafter be referred to as the "Coopers Auction Fees".

          (c) None of the Company, MEI, Sub or any Transferred Subsidiary has employed any outside attorney who has been paid by the Company or any of the Transferred Subsidiaries or who has or will have a valid claim for a fee or other payment in connection with the negotiation, execution and delivery of the Original Agreement or this Agreement or the consummation of the transactions contemplated hereby, except for Wachtell and Fenwick.

          (d)  Neither the Company nor any Transferred Subsidiary
(i) has made any payments to DMG, Wachtell or Fenwick, or (ii) has any liability or other obligation to make any payment to DMG, Wachtell or Fenwick, in each case, in connection with the auction of the Company, the negotiation, execution and delivery of the Original Agreement or this Agreement and/or the consummation of the transactions contemplated hereby.

          (e) MEI is solely responsible for (i) the Coopers Auction Fees and (ii) any payment, fee or commission that may be due to DMG (the "DMG Fees"), Wachtell (the "Wachtell Fees") or Fenwick (the "Fenwick Fees") in connection with the auction of the Company, the negotiation, execution and delivery of the Original Agreement or this Agreement and/or the consummation of the transactions contemplated hereby.

          Section II.16. Customers and Suppliers. Schedule 2.16 lists, as of November 27, 1997, each of the ten largest suppliers and the ten largest customers of the Company and the Transferred Subsidiaries taken as a whole based on prior twelve month purchases and sales, respectively. Except as listed on
Schedule 2.16 to the knowledge of MEI, Sub or the Company, no supplier or third-party contractor has taken any action that is reasonably likely to have a material adverse effect on the quality of the goods that it supplies to the Company or the Transferred Subsidiaries.

          Section II.17.  Real Property.

          (a) Schedule 2.17 identifies by street address all real estate leased, subleased or otherwise occupied pursuant to an agreement (the "Leases") by the Company or any of the Transferred Subsidiaries (the "Leased Premises") or owned by the Company or any of the Transferred Subsidiaries ("Owned Property", and collectively with the Leased Premises, the "Real Property"). The Leased Premises are leased to the Company or a Transferred Subsidiary pursuant to written leases, copies of which have been made available to Investor prior to the date hereof. With respect to each Lease: (i) the Company or the applicable Transferred Subsidiary has a good and valid leasehold interest in and to all of the Leased Premises, subject to no Encumbrances, except for Permitted Encumbrances or as disclosed on Schedule 2.17; (ii) each Lease is in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, and, except for Permitted Encumbrances or as disclosed on Schedule 2.17, none of the Company or any Transferred Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in such Lease; and (iii) there exists no declared default or to the knowledge of the Company, Sub or MEI any condition which, with the giving of notice, the passage of time or both, could become a default under any Lease. There are no outstanding options or rights of first refusal to purchase the Owned Property or any portion thereof or interest therein except for Permitted Encumbrances. The Company or a Transferred Subsidiary has good and insurable title in and to the Owned Property, free and clear of any Encumbrances other than Permitted Encumbrances.

          (b) The Real Property constitutes all of the real property owned, leased, or otherwise utilized in connection with the Business. Other than the Company and the Transferred Subsidiaries, there are no parties in possession or parties having any current or future right to occupy any of the Real Property, except (x) tenants under any leases disclosed on
Schedule 2.17 who are in possession of space to which they lease or (y) under or pursuant to Permitted Encumbrances. There exists no violation of any material covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property. All improvements located on the Real Property have direct access to a public road adjoining such Real Property, either directly or through a valid easement or other valid rights. Except as set forth on Schedule 2.17, no such improvements or access ways encroach on land not included in the Real Property except pursuant to a valid easement or other valid right and no such improvement is dependent for its access, current operation or utility in the Business on any land, building or other improvement not included in the Real Property except pursuant to valid easement or other valid right. All facilities located on the Real Property are supplied with adequate utilities and other services necessary for the operation of such facilities as currently operated. There is no pending or, to the knowledge of MEI, Sub and the Company, any threatened condemnation proceeding, or material lawsuit or administrative action affecting any portion of the Real Property.

          Section II.18.  Material Agreements.  Set forth on
Schedule 2.18 is a list of each agreement, arrangement, or understanding to which the Company or any of the Transferred Subsidiaries is a party or by which the Company or any of the Transferred Subsidiaries is bound (collectively, the "Material Agreements"):

               (1) for the lease of personal property from or to third parties providing for annual lease payments to any single lessor or from any single lessee in excess of $500,000;

               (2) for the purchase, distribution or sale of supplies, products or other personal property or for the furnishing or receipt of information or services, in each case, calling for performance over a period of more than six months or involving more than $1,000,000;

               (3) relating to the acquisition by the Company or any of the Transferred Subsidiaries of any legal entity or all or substantially all of the assets of any Person;

               (4)  under which it has created, incurred or
assumed indebtedness involving more than $500,000 or pursuant to which an Encumbrance is imposed on any of its tangible or intangible assets;

               (5) for the license of Intellectual Property material to the Business or the payment of royalties (whether as licensee or licensor or payor or payee) or any other agreement material to the Business providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

               (6) purporting to limit the right of the Company or any of the Transferred Subsidiaries to compete in any line of business, with any Person or in any geographic area or containing any covenant providing for an exclusive relationship between the Company or any Transferred Subsidiary and any Person;

               (7) with any director, officer or employee of the Company or any Transferred Subsidiary (including any involving employment or severance);

               (8) the consequences of a default or termination of which is reasonably likely to have a material adverse effect on the Business Condition;

               (9) containing any guarantee or power of attorney granted by the Company or any Transferred Subsidiary;

               (10) relating to any partnership or joint venture;

               (11) otherwise involving the receipt or
expenditure of more than $250,000 or not entered into in the ordinary course of business consistent with past practice; and

               (12) otherwise material to the Business.

Each of the Material Agreements are in full force and effect and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. Except as set forth on Schedule 2.18, the Company or the applicable Transferred Subsidiary, as the case may be, has complied with the material provisions of each of the Material Agreements, is not in default under any of the terms thereof, and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by the Company or the applicable Transferred Subsidiary, as the case may be, under any provision thereof. Except as set forth on Schedule 2.18, to MEI's, Sub's and the Company's knowledge, all parties other than the Company or any of the Transferred Subsidiaries have complied with the material provisions of the Material Agreements; are not in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any such party under any provision thereof. Neither the Company nor any of the Transferred Subsidiaries have received any written notice of termination with respect to any of the Material Agreements. Neither the Company nor any of the Transferred Subsidiaries has assigned any of its rights or obligations under any of the Material Agreements other than to each other. Neither the Company nor any of the Transferred Subsidiaries have waived any of its rights in writing under any of the Material Agreements. True and complete copies of all written Material Agreements and summaries of any oral Material Agreements have been made available to Investor prior to the date hereof.

          Section II.19.  Transactions with Affiliates.   Except
as set forth on Schedule 2.19, (a) neither the Company nor any Transferred Subsidiary is a party to any executory contract with any of its Affiliates, and (b) no Affiliate of the Company or any Transferred Subsidiary (other than the Company and the Transferred Subsidiaries) owns any asset, property, or right, tangible or intangible, that is used in the Business.
          Section II.20. Insurance. Set forth on Schedule 2.20 is a list and summary description of all policies (including scope, duration and amount of coverage) of fire, liability, product liability, worker's compensation and other forms of liability and casualty insurance currently in effect with respect to the Company, each of the Transferred Subsidiaries, and their respective businesses and assets. Neither the Company nor any of the Transferred Subsidiaries is in default with respect to its material obligations under any insurance policy maintained by it, and neither the Company nor any of the Transferred Subsidiaries has been denied insurance coverage. The insurance coverage of the Company and the Transferred Subsidiaries covers risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business. Except as set forth on Schedule 2.20, the Company and the Transferred Subsidiaries do not have any self-insurance or co-insurance programs, and the reserves set forth on the Financial Statements are adequate to cover all reasonably anticipated liabilities with respect to any such self-insurance or co-insurance programs.

          Section II.21. Computer Systems. Except as set forth on Schedule 2.21, neither the Company nor any Transferred Subsidiary plan or anticipate any material expenditure in relation to the hardware or software or communications systems used or planned to be used in connection with the Business. Except as set forth on Schedule 2.21, all computer systems used by the Company and the Transferred Subsidiaries recognize the advent of the year 2000 and can correctly recognize and manipulate date information relating to dates on or after January 1, 2000 and the operation and functionality of such computer systems will not be adversely affected by the advent of the year 2000 or any manipulation of data featuring date information relating to dates before, on or after January 1, 2000.

          Section II.22.  Products and Services Liability.
Except as disclosed on Schedule 2.22 hereto, to MEI's, Sub's and the Company's knowledge, there are not any:

          (a) outstanding liabilities of the Company or any Transferred Subsidiary, fixed or contingent, asserted or unasserted, in the aggregate in excess of $50,000 with respect to any products liability or any similar claim that relates to any product manufactured or sold by the Company or any Transferred Subsidiary to any Person,

          (b) outstanding liabilities of the Company or any Transferred Subsidiary, fixed or contingent, asserted or unasserted, in the aggregate in excess of $50,000 with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured or sold by the Company or any Transferred Subsidiary to any Person other than standard warranty obligations (to replace or repair) made by either the Company or any Transferred Subsidiaries in the ordinary course of business to purchasers of its product provided that any liability for returned materials authorizations (in amounts consistent with past practice) shall not be considered a liability for purposes of this Section 2.22, and

          (c) outstanding liabilities of the Company or any Transferred Subsidiary, fixed or contingent, asserted or unasserted, in the aggregate in excess of $50,000 with respect to any claim for the breach of any express or implied warranty or any other similar claim with respect to any service rendered by the Company or any Transferred Subsidiary to any Person other than standard warranty obligations made by either the Company or any Transferred Subsidiaries in the ordinary course of business to users of its services.

A copy of each type of warranty given to customers of the Company or any Transferred Subsidiary are attached hereto as Schedule
2.22. Set forth on Schedule 2.22 hereto is a description of each claim in excess of $25,000 that has been asserted against the Company or any Transferred Subsidiary since December 31, 1995 based upon any product or service liability or similar claim, or on the breach or alleged breach of any express or implied product or service warranty or any other similar claim with respect to any product manufactured or sold by or any service rendered by the Company or any Transferred Subsidiary to any Person, including information regarding (i) the amount of the claim, (ii) the basis of the claim, (iii) whether the claim was covered by insurance, (iv) how the claim was resolved, and (v) the amount paid by the Company or any Transferred Subsidiary in relation to the claim.

          Section II.23. Predecessor Businesses; Former Facilities. Neither the Company nor any Transferred Subsidiary has ever conducted any business other than the Business and the component recovery business. Except as disclosed on Schedule
2.23 hereto, other than the Real Property, neither the Company nor any Transferred Subsidiary has ever owned, leased or occupied any real property.

          Section II.24. Disclosure. No representation or warranty by MEI, Sub or the Company in this Agreement, and no exhibit, document, statement, certificate or schedule furnished or to be furnished to Investor pursuant hereto, or in connection with the transactions contemplated hereby, in any event taken together, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances in which they are made in any material respect with respect to the Business Condition.

          Section II.25.  No Representations Regarding
Projections. It is understood that any cost estimates, projections or other predictions contained or referred to in the Schedules hereto and any cost estimates, projections or other predictions contained or referred to in other materials that have been or may hereafter be provided to Investor or any of its Affiliates, agents or representatives are not and shall not be deemed to be representations or warranties of MEI, Sub or the Company.

          Section II.26. Construction of Certain Provisions. It is understood and agreed that neither the specification of any dollar amount in the representations, warranties or covenants con tained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement.


                           ARTICLE III

           Representations and Warranties of Investor

          Investor hereby represents and warrants to MEI and Sub as follows:

          Section III.1.  Incorporation; Authorization; No Con
flicts; etc.

          (a) Investor is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Investor has full corporate, partnership or limited liability company, as the case may be, power to execute and deliver this Agreement and to perform its obligations here under, and Investor has full corporate, partnership or limited liability company, as the case may be, power to consummate the transactions contemplated hereby. All corporate, partnership or limited liability company, as the case may be, acts and other pro ceedings required to be taken by Investor to authorize the ex ecution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Investor and, assuming the due execution and de livery hereof by the other parties hereto, this Agreement consti tutes the legal, valid and binding obligation of Investor, en forceable against Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

          (b) The execution, delivery and performance of this Agreement by Investor and the consummation by Investor of the transactions contemplated hereby will not (1) violate any provision of the organizational documents or limited partnership agreement of Investor, (2) violate any provision of, or con stitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or ac celeration of (or entitle any party to accelerate whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of Investor's assets or properties pursuant to, any note, bond, debt instrument, mort gage, indenture, lien, lease, agreement or other instrument, or any judgment, injunction, order or decree to which Investor is a party or by which any of them is bound, or (3) violate or con flict with any Law applicable to Investor or by which any of its properties or assets is bound, except, in the case of clauses (2) and (3), for any such violations, defaults, rights or restrictions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on
(A) the business, financial condition, assets or liabilities of Investor or (B) the ability of Investor to consummate the Stock Purchase or the other transactions contemplated by this Agreement.

          Section III.2. Licenses, Approvals, Other Authoriza tions, Consents, Reports, etc. Schedule 3.2 lists all consents, approvals, registrations, filings, applications, notices, orders, authorizations, qualifications or waivers required to be made, filed, given or obtained by Investor with, to or from any persons or Governmental Authorities in connection with the consummation of the Recapitalization and the other transactions contemplated by this Agreement, except for those (a) that become applicable solely as a result of the specific regulatory status of MEI, Sub, the Company or the Transferred Subsidiaries or (b) the failure to make, file, give or obtain which would not reasonably be expected, individually or in the aggregate, either to have a material adverse effect on the Business Condition of Investor or to prevent the consummation of the Stock Purchase or the other transactions contemplated by this Agreement.

          Section III.3.  Brokers, Finders, etc.  Investor has
not employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee or commission in connection with such transactions.

          Section III.4. Financing. Investor has received, and has furnished to MEI a copy of a commitment letter from BT Alex. Brown Incorporated ("BTAB"), dated December 18, 1997 (the "BTAB Commitment Letter"), pursuant to which BTAB has committed to provide up to $215 million in financing for the transactions contemplated hereby. Investor has the financial ability, subject only to the conditions set forth in Article VI hereof, to provide up to $61.2 million toward the Stock Purchase. Each of the BTAB Commitment Letter and a letter from Bankers Trust Company ("BT") relating to the Credit Facility (the "BT Letter") have been duly accepted by Investor. All fees required to be paid by Investor or any of its Affiliates on or prior to the date hereof in respect of the BTAB Commitment Letter and the BT Letter have been paid by Investor or its Affiliates, as applicable. As of the date hereof, neither BTAB nor BT have advised Investor of any reason why the BTAB Commitment Letter or the BT Letter will not be fulfilled in a manner sufficient to consummate the Recapitalization.

          Section III.5. Investment. Investor (a) has been informed by the Company that the Purchase Shares have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Purchase Shares, (c) confirms that it has been given the opportunity to ask questions of the officers and management employees of MEI, the Company and the Transferred Subsidiaries and to acquire additional information about the Business and the Business Condition and (d) is an "Accredited Investor" as defined in Regulation D under the Securities Act.

                           ARTICLE IV

                            Covenants

          Section IV.1.  Investigation of Business; Access to
Properties and Records; Records Retention.

          (a) Subject to existing confidentiality arrangements, after the date hereof and prior to Closing, MEI and Sub shall cause the Company and each of the Transferred Subsidiaries to afford to representatives of Investor reasonable access to its offices, properties, books and records, officers, counsel, accountants, contracts and Other Persons (as defined below) during normal business hours, in order that Investor may have an opportunity to make such investigations as it desires of the af fairs of the Company, the Transferred Subsidiaries and the Business; provided, however, that such investigation shall be upon reasonable prior notice and shall not unreasonably disrupt the personnel and operations of MEI, Sub, the Company or any Transferred Subsidiary. All requests for access to the Company or any Transferred Subsidiary and the offices, properties, books, records and contracts relating thereto shall be made to such representatives of MEI as MEI shall designate in writing, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further understood and agreed that neither Investor nor its representatives shall con tact any of the employees, customers, suppliers, joint venture partners, or other associates or Affiliates of MEI, Sub or the Company (collectively, "Other Persons"), in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior notification of such representatives of MEI as MEI shall designate in writing. If, as of the date hereof or at any time hereafter Investor is aware of or discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon Closing would constitute such a breach, Investor shall use reasonable best efforts to promptly so inform MEI in writing; provided, that Investor's awareness or discovery of any such breach, circumstance or condition shall in no way affect any of Investor's rights or remedies under this Agreement including any rights pursuant to Article XII.

          (b) Prior to Closing, any information provided to Investor or its representatives pursuant to this Agreement shall be held by Investor and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement dated September 23, 1997 by and between MEI and Cornerstone Equity Investors, L.L.C. (the "Confidentiality Agreement").

          (c) Subject to Section 9.5(c), the Company agrees (i) to hold all of the books and records of the Company and Transferred Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of 5 years from the Closing Date or such longer time as may be required by Law or by any Order, and thereafter, if it proposes to destroy or dispose of any of such books and records, to offer first in writing, at least 60 days prior to such proposed destruction or disposition to surrender them to MEI, and (ii) for a period of 5 years from the Closing Date to afford MEI or Sub (or MEI's or Sub's successors or assigns), their accountants, counsel and other representatives, during normal business hours, upon reason able request, at any time, full access to such books, records and other data and to the employees of the Company and any of its Subsidiaries to the extent that such access may be requested for any legitimate purpose at no cost to MEI or Sub (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of MEI's or Sub's rights of discov ery.

          (d) MEI and Sub agree and shall use their respective reasonable best efforts to cause each Continuing Affiliate and MTI (i) to hold all of the books, records, documents, files and other data held by any such Person as of immediately after the Closing which relates in any way to the Business of the Company (including all books, record documents, files and other data relating to any Intellectual Property held by any such Person as of immediately after the Closing which relates to or is used in the Business of the Company) and not to destroy or dispose of any thereof for a period of 5 years from the Closing Date or such longer time as may be required by Law or by any Order, and thereafter, if any of them proposes to destroy or dispose of any of such books, records, documents, files or other data to offer first in writing, at least 60 days prior to such proposed destruction or disposition to surrender them to the Company, and
(ii) for a period of 5 years from the Closing Date to afford the Company (or the Company's successors or assigns), their accoun tants, counsel and other representatives, during normal business hours, upon reasonable request, at any time, full access to such books, records, documents, files and other data and to the em ployees of MEI, each Continuing Affiliate and MTI to the extent that such access may be requested for any legitimate purpose at no cost to the Company (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of the Company's rights of discovery.

          (e) Notwithstanding anything contained herein to the contrary, MEI, Sub and the Company acknowledges that Investor may cause a Rule 144A placement memorandum (the "Placement Memorandum") to be prepared and used in connection with the consummation of the Company's financing of the transactions contemplated hereby and agrees to use reasonable efforts to furnish Investor with access to, and to cause the cooperation of, all records and personnel necessary for Investor to cause the consummation such financing; provided that no director or officer of MEI or Sub, in such capacity, shall be required to execute a registration statement or purchase agreement in connection with such financing. In addition, the Company shall request its accountants to consent to the inclusion of their report or reports in, and to issue a comfort letter in connection with, any offering memoranda or filings required by such financing. The Company agrees to indemnify MEI and Sub against all damages caused by any untrue statement of material fact contained in the Placement Memorandum or any omission or alleged omission of material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as MEI or Sub, as applicable, has provided information containing such material misstatement or material omission to the Investor or the Company in writing including in any representation and warranty contained in this Agreement.

          Section IV.2. Efforts; Obtaining Consents. Subject to the terms and conditions herein provided, MEI, Sub and Investor each agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other in connection with the foregoing, including using all reasonable efforts (1) to obtain all nec essary waivers, consents and approvals from other parties to mate rial loan agreements, leases and other contracts, (2) to obtain the consents, approvals and authorizations that are required to be obtained from any Governmental Authority, (3) to prevent the entry of, or to lift or rescind, any Order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (4) to effect all necessary registrations and filings including, but not limited to, filings under the HSR Act and submissions of information requested by Governmental Authorities and (5) to fulfill all conditions to this Agreement.

          Section IV.3. Further Assurances. MEI, Sub and Investor agree that, from time to time, whether before, at or after the Closing Date, each of them will, and will use their reasonable best efforts to cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.

          Section IV.4. Conduct of Business. From December 21, 1997 to the Closing, except as disclosed on Schedule 4.4 or otherwise provided for in, or contemplated by, this Agreement, and, except as consented to or approved by Investor, MEI, Sub and the Company covenant and agree that:

          (a) the Company and the Transferred Subsidiaries shall operate their respective businesses in the ordinary course in all material respects;

          (b)  none of the Company or any of the Transferred
Subsidiaries shall amend its certificate of incorporation or by-laws;

          (c) except for the transfer of the Shares from MEI to Sub (which has been completed prior to the execution of this Agreement), the Stock Purchase, the Stock Redemption and in connection with the BTAB Financing, none of the Company or any of the Transferred Subsidiaries shall issue, sell, agree to issue or sell or redeem or otherwise acquire (1) any shares of its capital stock or (2) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or evidences of indebtedness or other securities;

          (d) except in the ordinary course of business, none of the Company or any of the Transferred Subsidiaries shall (1) create, incur or assume any indebtedness for Borrowed Money; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person, if such assumption, guarantee, endorse ment or other liability is in any such case material to the Company; or (3) make any material loans, advances or capital contributions to or investments in, any Person (except for customary loans or advances to employees);

          (e) except in the ordinary course of business or as required by any Law or contractual obligations or other under standings or arrangements existing on the date hereof which are disclosed in Schedule 4.4, none of the Company or any of the Transferred Subsidiaries shall (1) increase in any manner the base compensation of, or enter into or amend any employment, bonus, incentive, severance, consulting, or other compensation agreement with, any existing director or officer; or (2) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or amend or commit itself to amend any of such plans, funds or similar arrangements in existence on the date hereof so as to increase benefits thereunder;

          (f) except in the ordinary course of business or as required by any Law or contractual obligations existing on the date hereof which are disclosed in Schedule 4.4 or as provided for in or expressly contemplated by this Agreement or Schedule 4.4, none of the Company or any of the Transferred Subsidiaries shall (1) sell, transfer or otherwise dispose of any of its material assets, (2) create any new material Encumbrance, other than a Permitted Encumbrance, on its properties or assets, (3) enter into any material joint venture or partnership or (4) pur chase any material amount of assets or securities of any Person;

          (g) none of the Company or any of the Transferred Subsidiaries shall enter into any transaction or other arrangement which would have to be listed on Schedule 2.7 (provided that, notwithstanding anything contained herein, no material adverse change in the Business Condition which occurred prior to February 1, 1998 would have to be listed on Schedule 2.7); and

          (h)  none of the Company or any of the Transferred
Subsidiaries shall agree to take any action prohibited by this
Section 4.4.

          Section IV.5. Preservation of Business. Subject to the terms and conditions of this Agreement, MEI and Sub shall, and shall cause the Company and the Transferred Subsidiaries to, use reasonable efforts to preserve the Business intact, to keep available to the Company and the Transferred Subsidiaries the services of persons employed by the Company and the Transferred Subsidiaries and to preserve the goodwill of customers and others having business relations with the Company and the Transferred Subsidiaries but shall not be required to incur material expense to do so.
          Section IV.6. Public Announcements. From and after the date hereof until the Closing, MEI, Sub and Investor will, before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby, mutually agree in good faith upon the content of such press release or statement, except in the event, and only to the extent, that dis closure is required by law; provided, that in such instances the disclosing party will consult with the other party prior to mak ing such disclosure.

          Section IV.7.  Intercompany Accounts.

          (a) Notwithstanding the provisions of Section 4.4 hereof, nothing in this Agreement shall be construed or in terpreted to prevent the Company from engaging in any transaction incident to the cash management procedures of Continuing Affiliates, the Company and the Transferred Subsidiaries in a manner consistent with past practice, including, without limita tion, short-term investments in bank deposits, money market instruments, time deposits, certificates of deposit and bankers' acceptances, incurrence or payment of bank overdrafts and borrow ings for working capital purposes and for purposes of providing additional funds to the Company and the Transferred Subsidiaries in the ordinary course of business consistent with past practice; provided, however, that notwithstanding the foregoing, between December 21, 1997 and the Closing, the Company shall not declare, set aside, or pay any dividend or distribution with respect to its capital stock and, except for the Stock Purchase and the Stock Redemption, shall not redeem, purchase or otherwise acquire any of its capital stock.

          (b) Immediately prior to the Closing, MEI shall settle on an arms-length basis all intercompany receivables, payables and loans then existing between MTI and the Continuing Affiliates, on the one hand, and the Company and the Transferred Subsidiaries, on the other hand other than (i) receivables, payables and loans relating to ongoing business between MTI and the Continuing Affiliates, on the one hand and the Company and the Transferred Subsidiaries, on the other hand and (ii) trade payables and receivables.

          Section IV.8. Notice of Breach. If, as of the date hereof or at any time hereafter MEI, Sub or the Company is aware of or discovers any breach of any representation or warranty con tained in this Agreement or any circumstance or condition that upon Closing would constitute such a breach, MEI, Sub or the Company, as the case may be, shall promptly so inform Investor in writing.

          Section IV.9. Acquisition Proposals. MEI, Sub and the Company shall not, and the Company shall cause the Transferred Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any inquiries, discussions or proposals or offers from any Person relating to a possible disposition of any capital stock or any material portion of the assets of the Company or any Transferred Subsidiary, (ii) continue, propose, solicit, initiate, encourage or enter into negotiations or discussions relating to a possible disposition of any capital stock or any material portion of the assets of the Company or any Transferred Subsidiary, (iii) enter into or consummate any agreement or understanding providing for the disposition of any capital stock or any material portion of the assets of the Company or any Transferred Subsidiary, or (iv) assist, participate in or encourage any effort or attempt by any other Person to do or seek any of the foregoing. MEI, Sub or the Company shall promptly notify Investor of, and communicate to Investor the terms of, any such inquiry, proposal or request for information received by, or negotiations or discussions sought with, MEI, Sub, the Company or any Transferred Subsidiary.

          Section IV.10.  Noncompetition; Nonsolicitation.

          (a) For a period of two (2) years from and after the Closing (the "Two Year Term"), no Continuing Affiliate shall and each Continuing Affiliate shall use its reasonable best efforts to cause its officers and directors to not directly or indirectly, (i) own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder, partner or any other similar capacity with any business which is in competition with the business of design, assembly and testing of custom complex printed circuit boards for third party electronics original equipment manufacturers ("OEM's") and the business of design, assembly and testing of system level assemblies when acting solely and strictly in the capacity of a subcontractor of an OEM (a "Competitive Business"), or (ii) solicit, interfere with or attempt to entice away (other than through advertisements or general solicitations) from the Company, any of the Transferred Subsidiaries or any successor to any of the foregoing, any individual who is, has agreed to be or within six months of such solicitation, interference or enticement has been, employed or retained by the Company, any of the Transferred Subsidiaries or any successor to any of the foregoing. Ownership of not more than 5% of the outstanding stock of any publicly traded company shall not, in and of itself, be a violation of this Section 4.10. The restrictive covenant contained in this
Section 4.10 is a covenant independent of any other provision of this Agreement, and the existence of any claim which MEI or Sub may allege against Investor, the Company, or any of their Affiliates, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. MEI and Sub agree that a breach of this Section 4.10 shall cause irreparable harm to Investor, the Company and their respective Affiliates, that Investor's and the Company's remedies at law for any breach or threat of breach of the provisions of this Section 4.10 shall be inadequate, and that Investor and/or the Company shall be entitled to an injunction or injunctions to prevent breaches of this Section 4.10 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Investor and/or the Company may be entitled at law or in equity. The Two Year Period shall be tolled during any period of violation of this Section 4.10 after which MEI is provided notice and during any other period required for litigation during which Investor and/or the Company seeks to enforce this covenant. In the event that this Section 4.10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action.

          (b) Notwithstanding the foregoing, MEI may acquire any business or entity which has a component which is a Competitive Business (an "Acquired Business") during the Two Year Term, provided that (i) not more than 10% of the revenues of the Acquired Business during the 12 calendar months immediately preceding such acquisition are derived from the business which is competitive with the Business and (ii) MEI uses its best efforts to dispose of the portion of the Acquired Business which is a Competitive Business as soon as commercially practicable.

          (c) Nothing contained in this Section 4.10 shall prohibit or in any way infringe upon the activities (including conducting the business) of MEI's advanced engineering group consistent with the activities conducted as of December 21, 1997.

          Section IV.11.  Confidentiality.

          (a) From and after the Closing, MEI and Sub shall, and shall use their respective reasonable best efforts to cause their respective Affiliates and representatives to, keep confidential and not disclose to any other Person or use for their own respective benefit or the benefit of any other Person any trade secrets or other confidential proprietary information in their possession or control regarding the Company, any of the Transferred Subsidiaries or the Business. The obligation of MEI and Sub under this Section 4.11(a) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 4.11(a); or
(ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, the Person subject to such requirement shall notify Investor and the Company as early as reasonably practicable prior to disclosure to allow Investor and the Company to take appropriate measures to preserve the confidentiality of such information.

          (b) From and after the Closing, the Company shall, and shall cause its Affiliates and representatives to, keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any trade secrets or other confidential proprietary information in its or their possession or control regarding the Continuing Affiliates or their respective businesses. The obligation of the Company under this Section 4.11(b) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 4.11(b); or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, the Person subject to such requirement shall notify MEI as early as reasonably practicable prior to disclosure to allow MEI to take appropriate measures to preserve the confidentiality of such information.

          Section IV.12. Nonsolicitation by the Company. For a period of two (2) years from and after the Closing, neither the Company nor any of its Affiliates shall, directly or indirectly, solicit, interfere with or attempt to entice away (other than through advertisements or general solicitations) from any Continuing Affiliate or any successor to any of the foregoing, any individual who is, has agreed to be or within six (6) months of such solicitation, interference or enticement has been, employed or retained by any of the Continuing Affiliates or any successor other than the individuals listed on Schedule 4.12 hereto.

          Section IV.13. Alternative Financing. In the event the financing described in the BTAB Commitment Letter will not be available at Closing in a manner sufficient to consummate the Recapitalization, Investor shall use commercially reasonable efforts to pursue financing, reasonably acceptable to Investor, on terms in the aggregate not materially worse to Investor or the Company than the terms contained in the BTAB Commitment Letter (taking into account the BTAB Financing as contemplated as of the date hereof); provided, that if Investor is unable to obtain any such alternative financing, Investor shall have no obligation to consummate the Stock Purchase, the Recapitalization or any other transaction contemplated hereby.

          Section IV.14. License Agreements. The parties hereto acknowledge that the Company currently enjoys certain rights under various agreements listed on Schedule 4.14 hereto to which either MTI or MEI is a party (the "Master Agreements"). MEI and the Company shall use their commercially reasonable efforts to obtain for the Company a replacement license or other agreement (which the Company shall be a party to), on terms reasonably satisfactory to the Company and Investor, with each of the third parties listed on Schedule 4.14 as a replacement for each of the Master Agreements.

          Section IV.15. Use of Micron Name. It is understood and agreed between the parties hereto that after the Closing, neither the Company nor any of the Transferred Subsidiaries shall have an interest in or right to use, either alone or in combination with other words or phrases, the name "Micron" or the stylized "M" currently used by the Company and the Transferred Subsidiaries. No later than the Closing, MEI shall cause the name of the Company to be changed to "MCMS, Inc." and within three (3) months after Closing will change the font currently used by the Company in the name "MCMS." The Company shall have a transition period of 3 months after the Closing to take all steps within its control to change the name of each Transferred Subsidiary, as necessary, so as to remove the name "Micron" therefrom. MEI acknowledges and agrees that the Company and the Transferred Subsidiaries will have in inventory after the Closing a quantity of work-in-process, preprinted stationery, invoices, receipts, forms, advertising and promotional materials, training and source literature, packaging material and other supplies which bear the "Micron" name and the stylized "M" (collectively, "Supplies"). Notwithstanding anything in this Section 4.15 to the contrary, MEI hereby grants to the Company and the Transferred Subsidiaries a paid-up, royalty-free right and license, to remain in effect until exhaustion of the Supplies (but in no event more than 3 months after Closing) in the ordinary course of business, to use any trademarks, trade names, trade dress, copyright or other proprietary rights of MEI associated with such Supplies, including but not limited to the "Micron" name and the Stylized "M." MEI agrees that the Company shall be permitted to continue to use its current logo and MEI expressly disclaims any rights thereto.

          Section IV.16. Schedule Supplements. Investor, Sub and MEI agree that during the period between the date hereof and the Closing Date, the schedules to this Agreement relating to
Article II may be supplemented in order for MEI, Sub and the Company to bring down the representations and warranties contained in Article II to the Closing Date (but not to change any representations and warranties made by MEI, Sub and the Company as of the date hereof). Notwithstanding the foregoing, no such schedule shall be so amended without the review and approval of Investor, which review and approval shall not be arbitrarily withheld.

          Section IV.17. Capital Expenditures. Neither the Company nor any Transferred Subsidiary shall make any capital expenditures or commitments, or series thereof, involving more than $6,500,000 in the aggregate for the Company and the Transferred Subsidiaries during the fiscal quarter ending February 28, 1998 or more than $6,000,000 in the aggregate for the Company and the Transferred Subsidiaries during the fiscal quarter ending May 31, 1998.

          Section IV.18. Leased Property. The parties hereto agree that, prior to Closing, MEI and the Company shall amend the lease (the "MCMS Lease"), dated as of November 1, 1996, by and between MEI and the Company, to provide, notwithstanding any other provision of the MCMS Lease other than Section 13 thereof including, without limitation, any change of control provision, that (1) MEI shall have the right to occupy the premises covered by the MCMS Lease until December 31, 1998, at the rental rates effective on the date hereof, and the Company shall have no right to terminate the MCMS Lease at any time prior to December 31, 1998; provided that MEI will vacate the space it currently occupies in the bullpen area of the Company's accounting area (approximately 3,625 square feet) upon 90 days' advanced written notice by the Company; (2) MEI shall have the right to terminate the MCMS Lease at anytime upon 30 days' written notice to the Company; (3) at any time after March 31, 1998, the Company shall be entitled to occupy (upon the execution of a sublease agreement with customary terms and conditions consistent with the terms and conditions of the lease agreement covering the Shilo Property (as herein defined)) approximately 24,000 square feet of space currently leased by MEI at 1400 Shilo Drive, Nampa, Idaho (the "Shilo Property") (with respect to which MEI warrants its ability to sublease to the Company); provided that the Company give 60 days' advanced written notice of its intent to so occupy and 30 days' advanced written notice of its intent to vacate the Shilo Property; (4) the Company shall pay all fees, expenses and rent associated with its occupancy of the Shilo Property (which fees, expenses and rent shall be no greater than the amounts MEI currently is obligated to pay under its lease of the Shilo Property); provided that MEI shall pay up to $35,000 in start-up/upfit and relocation expenses (whether to or from the Shilo Property) associated with the Company's occupancy of the Shilo Property; (5) prior to the time that MEI vacates the premises covered by the MCMS Lease, MEI will use its reasonable best efforts to assist the Company in locating up to 12,000 additional square feet (in the Company's discretion) of space in Nampa, Idaho (the "Additional Space") after receiving a written request from the Company for such assistance; and (6) the Company shall pay all fees, expenses and rent of any kind associated with its occupancy of the Additional Space.

                            ARTICLE V

                        Employee Benefits

          Section V.1. Provision of Benefits. Any Company Plan other than plans maintained for the benefit of Company Employees located in Belgium and Malaysia shall terminate no later than as of the Closing Date. Except as specifically provided in this
Article V, MEI shall be responsible for (x) all liabilities and obligations under the Company Plans terminated pursuant to the preceding sentence (other than Liabilities that are accrued on the Company Financial Statements), (y) the $1,009,672.60 amount with respect to potential bonuses that is listed at Schedule 2.4, and (z) all liabilities and obligations under any Plan that is not a Company Plan. As of the Closing Date or as soon as practicable thereafter, the Company shall establish for the benefit of its employees and employees of the Transferred Subsidiaries on and after the Closing Date such Employee Benefit Plans as are reasonably deemed appropriate by the president of the Company and the Investor. The Company agrees, for all purposes under all Employee Benefit Plans applicable to employees of the Company and the Transferred Subsidiaries to treat all service by Company Employees with MEI or any of its Affiliates before the Closing as service with the Company and the Transferred Subsidiaries, except to the extent such treatment would result in duplication of benefits.

          Section V.2. Savings Plan. As soon as reasonably practicable after the Closing Date, the Company shall establish one or more defined contribution plans (the "Successor 401(k) Plan") qualified under Section 401 of the Code, and one or more related trusts (the "Successor 401(k) Trust") exempt from taxation under Section 501 of the Code, in which Company Employees will be eligible to participate. The account balances in MEI's 401(k) Plan of all Company Employees shall be transferred to the Successor 401(k) Trust in cash or in kind, as agreed by MEI and the Company. Such transfer shall take place as soon as practicable after the Closing Date, but no earlier than the date on which the Company delivers to MEI either (x) a copy of a favorable determination letter or letters from the IRS that the Successor 401(k) Plan is qualified under Section 401 of the Code and the Successor 401(k) Trust is exempt from taxation under
Section 501 of the Code, or (y) an opinion of counsel to the Company, reasonably satisfactory to MEI, that the Successor 401(k) Plan is qualified under Section 401 of the Code and the Successor 401(k) Trust is exempt from taxation under Section 501 of the Code. Following the Closing Date, Company Employees shall continue to vest in the unvested portion of their account balances in MEI's 401(k) Plan as transferred to the Successor 401(k) Plan, based upon continued employment with the Company and the Affiliates of the Company, and otherwise on the same terms and conditions as applied under MEI's 401(k) Plan. The Company and MEI agree to cooperate in making all appropriate filings and taking all appropriate actions required to implement the provi sions of this Section 5.2.
          Section V.3. Welfare Benefits. (a) MEI shall be responsible for (i) continuing to provide Company Employees and Former Company Employees and their respective beneficiaries and dependents with welfare benefits, including without limitation life insurance, accidental death and dismemberment insurance, medical, dental, vision, short-term and long-term disability benefits (such benefits, collectively, "Welfare Benefits"), for claims incurred before the Closing Date; and (ii) providing Company Employees, Former Company Employees and their respective current and former dependents and beneficiaries with all required continuation coverage under Section 601 et seq. of ERISA and
Section 4980B of the Code for "qualifying events" (as defined in Section 603 of ERISA and the regulations pertaining thereto) occurring on or prior to the Closing Date. The Company and the Transferred Subsidiaries shall be solely responsible for providing Company Employees and their beneficiaries and depen dents with the Welfare Benefits that are provided under plans to be established by the Company for claims incurred after the Closing Date; provided, that if as a result of the level of benefits provided by the Company after the Closing Date any employee experiences a "qualifying event" (as defined above) merely as a result of ceasing to participate in the Plans and starting to participate in such plans established by the Company, the Buyer shall compensate MEI for its costs and expenses in providing continuation coverage to such employees. For purposes of this Section 5.3(a), a claim for a medical, dental or other similar benefit shall be considered to be incurred when the ser vices that are the subject of the claim are performed; a claim for life insurance or other death-related benefits shall be con sidered to be incurred when the death of the covered individual occurs; and a claim for disability benefits or other income-replacement benefits shall be considered incurred as and when such benefits are payable.

          (b) The Welfare Benefits provided by the Company to Company Employees and their beneficiaries and dependents after the Closing shall be provided without evidence of insurability and without the application of any pre-existing physical or mental condition restrictions, except to the extent such restric tions applied to any particular individual immediately before the Closing Date. To the extent any such individual has, before the Closing Date, satisfied in whole or in part any annual deductible or paid any out-of-pocket or co-payment expenses under the ap plicable plan of MEI and its Affiliates, such individual shall be credited therefor under the corresponding provisions of the corresponding plan of the Company and the Transferred Subsidiar ies in which such individual participates after the Closing Date.

          Section V.4. Intercompany Charges. Nothing contained herein shall be deemed to prevent the Company from paying monthly charges accrued for pre-Closing periods for employee benefits, in a manner consistent with past practice (including such charges for any period of less than a month ending immediately on the Closing Date).


                           ARTICLE VI

          Conditions of Investor's Obligation to Close

          Investor's obligation to consummate the
Recapitalization shall be subject to the satisfaction on or prior to the Closing Date, or waiver by Investor, of all of the fol lowing conditions:

          Section VI.1. Representations, Warranties and Cove nants of MEI, Sub and the Company. The covenants and agreements of MEI, Sub and the Company to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all respects (except for such failures to be performed which could not reasonably be expected in the aggregate to have a material adverse effect on the Company's Business Condition) and the representations and warranties of MEI, Sub and the Company contained in this Agreement shall be true and correct in all respects (except for such failure to be true and correct which could not reasonably be expected in the aggregate to have a material adverse effect on the Company's Business Condition) as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for such representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all respects as of such other date or time (except for such failures to be true and correct which could not reasonably be expected in the aggregate to have a material adverse effect on the Company's Business Condition), and Investor shall have received a certificate to such effect signed by an executive officer of MEI, Sub and the Company.

          Section VI.2. Filings; Consents; Waiting Periods. The material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers which are set forth on Schedule 6.2 (the "Material Consents") shall have been filed, made or obtained, in each case in a form reasonably acceptable to Investor, and all waiting periods applicable under the HSR Act shall have expired or been terminated.

          Section VI.3. No Injunction. At the Closing Date, there shall be no Order of any nature of any Governmental Author ity of competent jurisdiction that is in effect that restrains, enjoins or prohibits the consummation of the Recapitalization or the other transactions contemplated hereby.

          Section VI.4. Transitional Services Agreement. MEI and MTI shall have duly delivered authorized and executed counter parts of each of the Transitional Services Agreements containing the terms set forth in the term sheet annexed hereto as Exhibit A.

          Section VI.5. Stockholders Agreement and Registration Rights Agreement. Sub and the Company shall have delivered duly authorized and executed counterparts to a stockholders agreement (the "Stockholders Agreement") and a registration rights agreement (the "Registration Rights Agreement"), in each case, containing the terms set forth in the term sheet annexed hereto as Exhibit C.

          Section VI.6. Financing. The Company shall have received the financing described in the BTAB Commitment Letter and the BT Letter consistent with the terms therein or otherwise obtained financing sufficient to consummate the transactions contemplated hereby on terms reasonably satisfactory to Investor.

          Section VI.7. Indebtedness. All outstanding indebtedness for Borrowed Money of the Company and the Transferred Subsidiaries ("Indebtedness") shall be paid in full; any outstanding letters of credit shall be terminated; and the Company shall have obtained (x) the release of all Encumbrances on the capital stock of the Company and each of the Transferred Subsidiaries and all assets securing such Indebtedness and (y) the release of all guarantees with respect to such Indebtedness. At the Closing, the Company shall provide or arrange to be provided to Investor evidence demonstrating the payment in full of such Indebtedness, the termination of such letters of credit and the release of such Encumbrances and guarantees.

          Section VI.8. Material Adverse Effect. Since February 1, 1998, no event shall have occurred which has or which could reasonably be expected to have a material adverse effect on the Business or the financial condition of the Company and the Transferred Subsidiaries taken as a whole except for any change resulting from (i) any change or any development in worldwide, foreign or national economic, financial or market conditions,
(ii) war, insurrection or other political changes or instability or (iii) the announcement of the transactions contemplated hereby.

          Section VI.9. Opinion of Counsel. MEI, Sub and the Company shall have delivered to Investor an opinion of counsel to MEI, Sub and the Company (which counsel shall be reasonably acceptable to Investor) with respect to items and in a form, in each case, reasonably acceptable to Investor.

          Section VI.10. Resignation of Directors. MEI, Sub and the Company shall have delivered to Investor the written resig nations or evidence of removal of each of the directors of the Company or any of the Transferred Subsidiaries as Investor shall have requested at least two business days prior to the Closing.

          Section VI.11. Other Closing Documents. The Company shall have obtained title insurance and surveys for each parcel of Owned Real Property located within the United States and Leased Real Property in the United States (to the extent required by the providers of the BTAB Financing), in each case, which is in customary form and does not disclose matters other than (i) Permitted Encumbrances or (ii) matters which do not have a material adverse effect on the current use of such parcel of Real Property. With respect to each leased parcel of Real Property, the Company shall have delivered to Investor (to the extent required by the providers of the BTAB Financing) a consent and waiver and an estoppel letter executed by the landlord, lessor, landlord and/or licensor of such leased Real Property, in each case, in form and substance reasonably acceptable to Investor and the providers of the BTAB Financing. The Company shall have delivered to Investor all other customary closing documents, each in form and substance reasonably acceptable to Investor.

          Section VI.12. Articles of Incorporation. The Company's Articles of Incorporation shall have been amended and restated to be in a form as provided by Investor to MEI and the Company at least five (5) business days prior to the Closing (the "Amended Charter"). The Amended Charter shall have been filed with the Secretary of State of Idaho, shall be in full force and effect under the laws of the State of Idaho as of the Closing, and no further amendments or modifications shall have been made to the Company's Articles of Incorporation.

          Section VI.13. Bylaws. The Company's Bylaws shall have been amended and restated to be in a form as provided by Investor to MEI and the Company prior to the Closing (the "Amended Bylaws"). The Amended Bylaws shall be in full force and effect as of the Closing and shall not have been further amended or modified.

          Section VI.14. Booster Pump and Power Substation. MEI and the Company shall have entered into an arrangement, reasonably satisfactory to Investor and MEI, pursuant to which the Company shall be granted (i) access to the booster pump located on MEI's real property in Nampa, Idaho and (ii) the ability to draw power from the power substation located on MEI's real property in Nampa, Idaho.

          Section VI.15.  Patent Agreement.  MEI shall have duly
delivered an authorized and executed counterpart of a patent and invention disclosure assignment and license agreement substantially in the form attached hereto as Exhibit D (the
"Patent Agreement").

          Section VI.16.  Know-How Agreement.  MEI shall have
duly delivered an authorized counterpart of a know-how license agreement substantially in the form attached hereto as Exhibit E
(the "Know-How Agreement").

          Section VI.17.  MTI License Agreement.  MTI shall have
duly delivered an authorized and executed counterpart of a covenant not to sue agreement substantially in the form attached hereto as Exhibit F (the "MTI Agreement").


                           ARTICLE VII

Conditions to MEI's, Sub's and the Company's Obligation to Close

          MEI's, Sub's and the Company's obligation to consummate the Recapitalization is subject to the satisfaction on or prior to the Closing Date, or waiver by MEI, Sub and the Company, of all of the following conditions:

          Section VII.1. Representations, Warranties and Cove nants of Investor. The covenants and agreements of Investor to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects and the representations and warranties of Investor con tained in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need other only be true and correct in all material respects as of such other date or time), and MEI, Sub and the Company shall have received a certificate to such effect signed by an authorized person of Investor.

          Section VII.2.  Filings; Consents; Waiting Periods.
The Material Consents shall have been filed, made or obtained, and all applicable waiting periods under the HSR Act shall have expired or been terminated.

          Section VII.3. No Injunction. At the Closing Date, there shall be no Order of any nature of any Governmental Authority of competent jurisdiction that is in effect that re strains, enjoins or prohibits the consummation of the Recapitalization or the other transactions contemplated hereby.

          Section VII.4.  Transitional Services Agreements.  The
Company shall have delivered duly authorized and executed counter parts of each of the Transitional Services Agreements.

          Section VII.5.  Stockholders Agreement and Registration
Rights Agreement. Investor and the Company shall have delivered duly authorized and executed counterparts to the Stockholders
Agreement and the Registration Rights Agreement.

          Section VII.6.  Patent Agreement.  The Company shall
have duly delivered an authorized and executed counterpart of the Patent Agreement.

          Section VII.7.  Know-How Agreement.  The Company shall
have duly delivered an authorized and executed counterpart of the Know-How Agreement.

          Section VII.8.  MTI Agreement.  The Company shall have
duly delivered an authorized and executed counterpart of the MTI
Agreement.


                          ARTICLE VIII

                  The Recapitalization; Closing

          Section VIII.1.  Authorization. Prior to the Closing
Date, the Company shall have authorized (i) the issuance and sale of the Purchase Shares to the Investor and (ii) the other transactions comprising the Recapitalization, including the Stock
Redemption and the BTAB Financing.

          Section VIII.2.  Stock Purchase.  Subject to the terms
and conditions of this Agreement, at the Closing, the Company shall issue to the Investor the Purchase Shares in exchange for the Purchase Price.

          Section VIII.3. Stock Redemption. Pursuant to the authorization contemplated by Section 8.1 hereof and subject to the terms and conditions set forth in this Agreement, the parties hereto agree that Sub shall offer for redemption, and the Company shall redeem the Redemption Shares. In consideration for the Redemption Shares, at the Closing, Sub will receive $249,200,000 (the "Redemption Price") from the Company.

          Section VIII.4.  Closing.

          (a) Time and Place of Closing. The Closing shall take place on the Closing Date at 10:00 A.M., New York City time, at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022 or such other place at the parties shall mutually agree.

          (b)  Deliveries and Proceedings at the Closing.  At the
Closing,

               (1)  Deliveries by the Company to Investor.  The
Company shall deliver to Investor certificate(s) representing the Purchase Shares.

               (2)  Deliveries by Investor to the Company.
Investor shall pay to the Company the Purchase Price by wire transfer of immediately available funds to one or more accounts as designated by the Company.

               (3) Deliveries by Sub to the Company. Sub shall surrender to the Company certificate(s) representing the Redemption Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, whereupon the Company shall cancel such Redemption Shares, which shall thereafter cease to be issued and outstanding.

               (4) Deliveries by the Company to Sub. The Company shall pay to Sub the Redemption Price by wire transfer of immediately available funds to one or more accounts as designated by Sub.

               (5) Other Deliveries. The closing certificates, opinion of counsel and other documents and agreements required to be delivered pursuant to this Agreement with respect to the Closing will be exchanged.


                           ARTICLE IX

                           Tax Matters

          Section IX.1. Tax Indemnification by MEI and Sub. MEI shall be liable for, and shall hold the Company and any successor corporations thereto or affiliates thereof harmless from and against the following Taxes with respect to the Company or any Transferred Subsidiary:

          (a) any and all Taxes for any taxable period or por tion thereof ending on or before the Closing Date due or payable by the Company or any Transferred Subsidiary (whether or not accrued or reserved for on the books and records of the Company and/or any of the Transferred Subsidiaries), except to the extent provided in Sections 9.2(b) and 9.2(c); and

          (b) any several liability of the Company under Treasury Regulations Section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws for tax periods or portions thereof ending on or prior to the Closing Date and for tax periods of MEI and any other member of MEI's consolidated tax group (other than the Company and the Transferred Subsidiaries with respect to periods after the Closing) ending after the Closing Date and including the Closing Date.

          Section IX.2. Tax Indemnification by the Company. The Company shall be liable for, and shall hold MEI and Sub harmless from and against, the following Taxes with respect to the Company or any Transferred Subsidiary: (a) any and all Taxes for any taxable period or portion thereof beginning after the Closing Date, due or payable by the Company or any Transferred Subsidiary; (b) any and all Taxes resulting from transactions, acts or omissions not in the ordinary course of business after the Closing on the Closing Date; and (c) Taxes payable with respect to the business or operations of the Company or the Transferred Subsidiaries during the period from the date hereof through the Closing. For purposes of clause (c) of this Section 9.2, the Company shall compute, or cause to be computed, the Taxes payable (which computation shall be reduced by the amount of any estimated Taxes paid by the Company during such period) within 90 days of the Closing Date and shall pay to MEI such amount.

          Section IX.3.  Filing Responsibility.  (a)  MEI or Sub
shall prepare and file or shall cause the Company to prepare and file the following Returns with respect to the Company:

               (1) all Income Tax Returns required to be filed for any taxable period ending on or before the Closing Date;

               (2) all other Returns with respect to Taxes other than Income Taxes required to be filed (taking into account ex tensions) prior to the Closing Date; and

          (b)  The Company shall, subject to the provisions of
Section 9.3(c), file or cause to be filed all Returns for which MEI or Sub does not have filing responsibility pursuant to Sec tion 9.3(a) with respect to the Company.

          (c) With respect to any Tax Return of the Company and/or the Transferred Subsidiaries for taxable periods beginning before the Closing Date and ending after the Closing Date, the Company shall consult with MEI and Sub concerning such Return and report all items with respect to the portion of the period ending on the Closing Date in accordance with the instructions of MEI, unless otherwise agreed by MEI and Investor and unless, in the written opinion of nationally recognized tax counsel to the Investor, complying with MEI's instructions could subject Investor or the Company to any criminal or civil penalties under Sections 6662 through 6664 of the Code or similar provisions of applicable state, local or foreign laws.

          (d) The Company, Sub and MEI shall report all transactions not in the ordinary course of business occurring on the Closing Date after the Closing on the Company's federal income tax return to the extent permitted by Reg. Section 1.1502-
76(b)(1)(B).

          Section IX.4. Refunds. (a) Except to the extent that an asset representing a Tax refund is recorded on the audited balance sheet of the Company as of August 28, 1997, MEI shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods or portions thereof ending on or before the Closing Date (plus any interest received with respect thereto).

          (b) The Company shall be entitled to any refunds or credits of Taxes paid in and attributable to taxable periods beginning on or after the Closing Date (plus any interest received with respect thereto).

          (c) The Company shall promptly forward to MEI or re imburse MEI for any refunds or credits due MEI (pursuant to the terms of this Article IX) after receipt thereof, and MEI shall promptly forward to the Company (pursuant to the terms of this Article IX) or reimburse the Company for any refunds or credits due the Company after receipt thereof.

          (d) MEI, Sub, Investor and the Company agree that the Company shall not elect to carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date into any taxable period ending on or before the Closing Date.

          (e) Except as contemplated by this Agreement, all Tax sharing agreements and arrangements of whatever kind with respect to the Company shall be terminated as of the Closing Date without obligation to the Company, and the Company will not have any current or potential contractual obligation to indemnify any other person with respect to Taxes as of or after the Closing Date.

          Section IX.5.  Cooperation and Exchange of Information.
(a) Investor, Sub and MEI and their respective affiliates shall cooperate in the preparation of all Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing prior years' Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Returns, furnishing such other information within such party's possession requested by the party filing such Returns as is relevant to their preparation and making available such knowledgeable employees of the Company, Sub or MEI, as the case may be, as may be reasonably requested. In the case of any state, local or foreign joint, consolidated, com bined, unitary or group relief system Returns, such cooperation shall also relate to any other taxable periods in which one party could reasonably require the assistance of the other party in ob taining any necessary information.

          (b) MEI shall have the right, at its own expense, to control any audit or examination by any Taxing Authority ("Tax Audit"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Company provided that, with respect to any state and local Income Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date, MEI shall consult with Investor and the Company with respect to the resolu tion of any issue that would have a material effect on Investor and/or the Company, and not settle any such issue, or file any amended return relating to any such issue, without the consent of Investor, which consent shall not unreasonably be withheld. In the event Investor withholds its consent to any proposed settlement, MEI's liability for Taxes with respect to such proposed settlement shall be limited to the amount of Taxes that the Company would have paid (including as the result of any adjustments to the basis or a changed method of accounting) under the terms of such proposed settlement. Investor shall have the right, at its own expense, to control any proceeding which MEI has declined to control, and any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period beginning on or after the Closing Date with respect to the Company provided that, with respect to any state and local Income Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date, Investor shall consult with MEI with respect to the resolution of any is sue that would affect MEI, and not settle any such issue, or file any amended return relating to any such issue, without the consent of MEI, which consent shall not unreasonably be withheld. Where consent to a settlement is withheld by the other party pursuant to this Section, such other party may continue or initiate any further proceedings at its own expense, provided that the liability of the first party, after giving effect to this Agreement, shall not exceed the liability that would have re sulted from the settlement or amended return.

          (c) For a period of seven (7) years after the Closing Date, the Company shall retain all Returns, books and records (including computer files) of, or with respect to the activities of, the Company and the Transferred Subsidiaries for all taxable periods ending on or prior to the Closing Date.

          (d) If any party hereto or an Affiliate thereof fails to provide any information required to be provided hereunder and requested by the other party hereto in the time specified herein, or if no time is specified pursuant to this Section 9.5, within a reasonable period, or otherwise fails to do any act required of it under this Section 9.5, then the first party shall be obligated, notwithstanding any other provision of this Agreement, to indemnify the other party and shall so indemnify the other party and hold the other party harmless from and against any and all costs, claims or damages, including, without limitation, all Taxes or deficiencies thereof, to the extent payable solely as a result of such failure.

          Section IX.6. Allocation of Certain Taxes. Any Income Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date (a "Straddle Period") shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning on the day following the Closing Date based on the actual operations of the Company during each such portion of the Straddle Period and for purposes of the provisions of Sections 9.1, 9.2 and 9.5, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). All Taxes other than Income Taxes relating to a Straddle Period shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning on the day following the Closing Date based on the number of days of the assessment period occurring on and before the Closing Date and the number of days during such period occurring after the Closing Date, and for pur poses of Sections 9.1, 9.2, and 9.5 each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). To the extent estimated Taxes have been paid prior to the Closing Date with respect to a Straddle Period, MEI's and Sub's liability with respect thereto shall be reduced by that amount.

          Section IX.7. Certain Taxes. All transfer, docu mentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by MEI or Sub when due, and MEI or Sub will, at its own expense, file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Company will, and will cause its affiliates to, join in the execution of any such Return and other documentation.

                            ARTICLE X

                           Termination

          Section X.1.  Termination.  This Agreement may be
terminated at any time prior to the Closing by:

          (a)  The mutual consent of each of the parties hereto;

          (b) Either MEI, the Company or Investor by written notice to all other parties hereto if the Closing has not oc curred by the close of business on April 30, 1998 and if the failure to consummate the Recapitalization on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to Closing and such party is not otherwise in breach of this Agreement;

          (c) By Investor, at any time prior to the Closing, following written notice by Investor to MEI, Sub and the Company of a material breach of any material representation, warranty or covenant of MEI, Sub or the Company contained in this Agreement, if such breach is not cured within thirty (30) days after receiving notice thereof; or

          (d) By MEI, at any time prior to the Closing, following written notice by MEI to Investor of a material breach of any material representation, warranty or covenant of Investor contained in this Agreement, if such breach is not cured within thirty (30) days after receiving notice thereof.

          Section X.2. Procedure and Effect of Termination. In the event of termination of this Agreement by any party or parties hereto pursuant to Section 10.1, this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without fur ther action by the parties hereto, except that the provisions of Sections 4.1(b) and 11.5 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement. If this Agreement is terminated as provided herein all filings, applications and other submissions made to any Governmental Authority pursuant to this Agreement shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.


                           ARTICLE XI

                          Miscellaneous

          Section XI.1. Entire Agreement; Beneficiaries. This Agreement (including the Schedules and Exhibits attached hereto) and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties relating to the matters set forth herein other than those set forth or referred to herein or therein. This Agreement amends and restates the Original Agreement in its entirety. This Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns permitted by Section 11.7) any rights or remedies hereunder.

          Section XI.2. Survival of Representations and War ranties and Covenants of Investor. All representations and warranties and covenants of Investor set forth in this Agreement or in any certificate, document or other instrument delivered in connection herewith shall terminate at the earlier of (a) one year after the Closing Date and (b) termination of this Agreement in accordance with Article X hereof.

          Section XI.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.3, provided receipt of copies of such counterparts is confirmed.

          Section XI.4.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

          Section XI.5. Expenses. MEI shall pay and hold the Company, the Transferred Subsidiaries and Investor harmless against liability for the payment of the Coopers Auction Fees, the DMG Fees, the Wachtell Fees, the Fenwick Fees and all fees and expenses paid or payable with respect to the items required to be delivered by the Company pursuant to Section 6.11 (collectively, the "Seller Expenses"). In the event any Seller Expenses have been paid by the Company or any Transferred Subsidiaries prior to the Closing without being reimbursed by a Continuing Affiliate, such amount paid (and not reimbursed) shall be a valid and enforceable receivable of the Company owed from MEI to the Company as of the Closing. Other than the Seller Expenses, neither MEI nor Sub shall be responsible for any fees or expenses incurred by the Company or any Transferred Subsidiary in connection with the negotiation, execution or delivery of the Original Agreement or this Agreement or the consummation of the transactions contemplated thereby or hereby. Except as provided in this Section 11.5 or as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. As a matter of clarification, all fees and expenses (including, without limitation, commitment fees, underwriting fees, legal and accounting fees and expenses and printing fees and expenses but excluding any fees and expenses paid or payable with respect to the items required to be delivered by the Company pursuant to
Section 6.11) relating to the BTAB Financing or any other financing proposed by Investor and arranged by the Company in lieu of the BTAB Financing shall be the responsibility of the Company, and MEI and Sub shall have no responsibility therefor. Notwithstanding the foregoing, if the transactions contemplated hereby are consummated, then the Company shall pay all fees and expenses of Investor and Investor's Affiliates (other than the Company and the Transferred Subsidiaries) in connection with the transactions contemplated hereby, including, any and all commitment fees and reasonable legal, accounting and consulting fees, and MEI and Sub shall have no responsibility therefor.

          Section XI.6. Notices. All notices and other com munications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to MEI and Sub shall be addressed to:

               Micron Electronics, Inc.
               MEI California, Inc.
               900 East Karcher Road
               Nampa, Idaho  83687
               Attention:  General Counsel
               Telecopy No:  (208) 898-7411

               with a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York  10019
               Attention:  Barry A. Bryer
               Telecopy No:  (212) 403-2000


or at such other address and to the attention of such other person as MEI or Sub may designate by written notice to the other parties hereto. Notices to Investor shall be addressed to:

               Cornerstone Equity Investors IV, L.P.
               c/o Cornerstone Equity Investors, L.L.C.
               717 Fifth Avenue
               Suite 1100
               New York, New York  10022
               Attention:  Tony Downer
               Michael E. Najjar
               Telecopy No:   (212) 826-6798

               with a copy to:

               Kirkland & Ellis
               153 East 53rd Street
               New York, New York  10022
               Attention:  Frederick Tanne
               Telecopy No:   (212) 446-4900

or at such other address and to the attention of such other person as Investor may designate by written notice to the other parties hereto. Notices to the Company prior to the Closing shall be addressed to:

            Micron Electronics, Inc.
            900 East Karcher Road
            Nampa, Idaho  83687
            Attention:  General Counsel
            Telecopy No:  (208) 898-7411

            with a copy to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York  10019
            Attention:  Barry A. Bryer
            Telecopy No:  (212) 403-2000

and notices to the Company after the Closing shall be addressed to:

MCMS, Inc.
16399 Franklin Road
Nampa, Idaho  83687
Attention:  General Counsel
Telecopy No:  (208) 893-8711

with a copy to:

Cornerstone Equity Investors, L.L.C.
717 Fifth Avenue
Suite 1100
New York, New York  10022
Attention:  Tony Downer
                  Michael E. Najjar
Telecopy No:  (212) 826-6798

and

Kirkland & Ellis
153 East 53rd Street
New York, New York  10022
Attention:  Frederick Tanne
Telecopy No:  (212) 446-4900

or at such other address and to the attention of such other person as the Company may designate by written notice to the other parties hereto.

Section XI.7.  Successors and Assigns.  This Agreement
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto;
provided, further, that, notwithstanding the foregoing, Investor may assign its rights and obligations hereunder in whole or in part to any Affiliate of Investor; Investor may assign its rights and obligations to purchase up to 49.9% of the Purchase Shares to any Person provided that any such assignment shall not release Investor of its purchase obligations hereunder and provided further that the representations and warranties contained in
Article III hereof (other than Section 3.4) shall be true and correct with respect to any such assigns;
and the Company may assign its rights and obligations hereunder as collateral security to any bona fide financial institution or underwriter providing financing to the Company in connection herewith, in each case, without the consent of any party hereto.

Section XI.8.  Headings; Definitions.  The Section and
Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section XI.9.  Consent to Jurisdiction.  Each of the
parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by mo tion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transac tions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court.

Section XI.10.  Waivers and Amendments.  No
modification of or amendment to this Agreement shall be valid unless in a writing signed by the parties hereto referring specifically to this Agreement and stating the parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the party hereto sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

Section XI.11.  Severability.  Any provision of this
Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

Section XI.12.  Interpretation; Schedules and Exhibits.
For purposes of this Agreement, all representations and warranties contained herein shall be deemed to have been made as of February 1, 1998, except for representations and warranties contained herein that speak as of a specific date (which representations and warranties shall speak as of such specific date). The schedules and exhibits attached to the Original Agreement shall be deemed to be the schedules and exhibits of this Agreement except that
(i) all references to MEI contained in Exhibit C are hereby changed to Sub, (ii) the Amended and Restated
Schedule 2.8 attached hereto hereby replaces the
Schedule 2.8 attached to the Original Agreement, and
(iii) the Amended and Restated Schedule 2.10(a) attached hereto hereby replaces the Schedule 2.10(a) attached to the Original Agreement.


                          ARTICLE XII

                        INDEMNIFICATION

The parties hereto agree as follows:

Section XII.1.  General Indemnification Obligations.
MEI and Sub hereby agree to, jointly and severally, indemnify, defend and hold Investor and its respective officers, directors and Affiliates
(including, after the Closing, the Company and the Transferred Subsidiaries) (the "Investor
Indemnitees") harmless from and against and to reimburse the Investor Indemnitees with respect to any one or more of the following: (i) any and all Damages arising out of or resulting from a misrepresentation or breach of warranty of MEI, Sub or the Company contained in this Agreement or in any exhibit or schedule hereto, (ii) any and all Damages arising out of or resulting from any breach of any covenant or obligation of MEI or Sub contained in this Agreement, whether requiring performance before or after the Closing Date, (iii) any and all Damages arising out of or resulting from any breach of any covenant or obligation of the Company contained in this Agreement requiring performance before the Closing Date, and (iv) any and all Damages arising out of or resulting from the matter described on
Schedule 2.13(c).  Notwithstanding any provision to
the contrary contained herein, MEI and Sub agree that neither MEI nor Sub will make any claim for indemnification or contribution against the Company and MEI and Sub will cause their Continuing
Affiliates and each of their respective directors, officers and employees not to make any claim for indemnification or contribution against the Company, by reason of the fact that MEI, Sub or any such Affiliate, director, officer or employee was a stockholder, director, officer, employee, or agent of the Company, with respect to or in connection with (a) any action, suit, proceeding, complaint, claim, or demand brought by the Company or the Investor against MEI, Sub or such Affiliate, director, officer or employee (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise) or (b) any action, suit, proceeding, complaint, claim or demand arising out of or in connection with the Stock Redemption, the Recapitalization or the other transactions contemplated by this Agreement.

Section XII.2.  General Indemnification Procedures.

(a) All of the parties hereto shall cooperate in the defense or prosecution of any claim, action, suit or proceeding by a Person other than a party hereto or an Affiliate of any party hereto in respect of which indemnity may be sought hereunder (a "Third Party
Claim") and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(b) No action or claim for Damages under Section
12.1(i) arising out of or resulting from a breach of representations and warranties contained herein shall be brought or made after the date which is one year after the Closing Date; provided, however, that the foregoing time limitations shall not apply to:
(1) any of the representations and warranties contained in Sections 2.1 (other than subsection
2.1(c)(2)), 2.2 (other than subsection 2.2(a)(3))
and 2.6, each of which shall survive until the date which is three years after the Closing Date; (2) any of the representations and warranties contained in
Section 2.14 which shall survive until the expiration of the applicable statute of limitations or (3) any such actions or claims which have been the subject of a good faith written notice from any Investor Indemnitee to MEI prior to either such applicable period, which notice specifies in reasonable detail the nature and basis for such action or claim (which shall survive until the final resolution of such actions or claims).

(c) Notwithstanding anything to the contrary in this
Article 12, no limitation or condition of liability provided in this Article 12 shall apply to the breach of any representations and warranties if such breach was made wilfully or with the intent to deceive.

Section XII.3.  Indemnification Basket.  MEI and Sub
shall not be obligated to indemnify the Investor
Indemnitees pursuant to this Article 12 for any Damages resulting from any breaches of representations and warranties in this Agreement
(which breaches and resulting Damages shall be determined, solely for the purposes of this Section
12.3 as though any materiality limitations in such representations and warranties did not exist), unless (i) the Damages arising from any such breach or series of related breaches and incurred by the Investor Indemnitees exceeds $35,000 only in which such case shall such Damages be counted towards the Threshold, and (ii) the aggregate of all such Damages counted towards the Threshold and incurred by the Investor Indemnitees exceeds $1,000,000 (the
"Threshold"), in which event MEI and Sub together shall be liable for all Damages in excess of the Threshold claimed by the Investor Indemnitees;
provided, however, that Damages recoverable by the Investor Indemnitees for breaches of the representations and warranties contained in Sections
2.1 (other than subsection 2.1(c)(2)), 2.2 (other than subsection 2.2(a)(3)), 2.6 and 2.14 shall not be subject to the Threshold and shall be paid by MEI and/or Sub in their entirety. Notwithstanding the foregoing, the Threshold shall not be available for any wilful breach of any representation or warranty.

Section XII.4.  Indemnification Cap.  In no event shall
MEI and Sub together be required to indemnify the Investor Indemnitees for Damages pursuant to Section
12.1(i) in excess of $13,550,000 (the "Cap");
provided, however, that Damages recoverable by the Investor Indemnitees for breaches of the representations and warranties contained in Sections
2.1(other than subsection 2.1(c)(2)), 2.2 (other than subsection 2.2(a)(3)), 2.6 and 2.14 shall not be subject to the provisions of this Section 12.4 and shall be paid by MEI and/or Sub in their entirety. Notwithstanding the foregoing, the Cap shall not be available for any wilful breach of any representation or warranty.

Section XII.5.  Indemnity Exclusive Remedy.  In the
absence of fraud, the indemnification pursuant to this Article XII shall be the exclusive remedy for any breach or misrepresentation of warranty of MEI, Sub or the Company contained in this Agreement or in any exhibit or schedule hereto, any breach of any covenant or obligation of MEI or Sub contained in this Agreement, whether requiring performance before or after the Closing Date, and any breach of any covenant or obligation of the Company contained in this Agreement requiring performance prior to the Closing Date.

          IN WITNESS WHEREOF, this Amended and Restated
Recapitalization Agreement has been signed by or on behalf of each of the parties as of the day first above written.


                              MICRON CUSTOM MANUFACTURING
                              SERVICES, INC.



                              By:
                                 ---------------------------------
                                 Name:
                                 Title:


                              MICRON ELECTRONICS, INC.



                              By:
                                 ---------------------------------
                                 Name:
                                 Title:


                              MEI CALIFORNIA, INC.



                              By:
                                 ---------------------------------
                                 Name:
                                 Title:


                              CORNERSTONE EQUITY INVESTORS IV, L.P.

                              By:Cornerstone IV, L.L.C.,
                                 as General Partner



                              By:
                                 ---------------------------------
                                 Name:
                                 Title: